EXHIBIT 2.1

EXECUTION COPY

RECAPITALIZATION AGREEMENT

BETWEEN

IRON MERGER SUB, INC.

AND

NEFF CORP.

Dated as of April 6, 2005

TABLE OF CONTENTS

DEFINITIONS

ARTICLE I THE MERGER

1.1	The Merger
1.2	Closing
1.3	Effective Time
1.4	Effect of the Merger
1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation
1.6	Directors and Officers of the Surviving Corporation
1.7	Conversion of Company Stock, Etc.
1.8	Cancellation of Shares
1.9	Company Stock Options
1.10	Capital Stock of Merger Sub
1.11	Adjustments to Merger Consideration; Post-Merger Capitalization
1.12	Exchange of Certificates
1.13	Taking of Necessary Action; Further Action
1.14	Dissenting Shares
1.15	Repayment of Funded Debt

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization and Qualification; Subsidiaries
2.2	Capital Structure
2.3	Authority; No Conflict; Required Filings
2.4	Board Approval; Section 203
2.5	Financial Statements
2.6	Most Recent Balance Sheet
2.7	Absence of Certain Changes or Events
2.8	Agreements, Contracts and Commitments
2.9	Compliance with Laws
2.10	Material Permits
2.11	Litigation
2.12	Employee and Labor Matters; Benefit Plans
2.13	Properties and Assets
2.14	Insurance
2.15	Tax Matters
2.16	Environmental Matters
2.17	Intellectual Property
2.18	Opinion of Financial Advisor
2.19	Brokers
2.20	Certain Business Practices
2.21	Affiliate Transactions
2.22	Banking Relationships

i

2.23	Labor Matters
2.24	No Other Agreements to Sell the Assets or Stock of the Company or any of its Subsidiaries
2.25	Accuracy of Information Furnished
2.26	Customers and Suppliers
2.27	Rental Fleet; Assets

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MERGER SUB

3.1	Organization and Qualification
3.2	Authority; Required Filings
3.3	Interim Operations of Merger Sub
3.4	Financing
3.5	Non-Contravention
3.6	Brokers
3.7	No Outside Reliance
3.8	No Share Ownership
3.9	Accuracy of Information Furnished

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Conduct of Business Pending the Merger
4.2	No Solicitation of Other Proposals

ARTICLE V ADDITIONAL AGREEMENTS

5.1	Special Meeting; Proxy Statement; Other Filings
5.2	Access to Information; Confidentiality
5.3	Further Assurances
5.4	Employee Benefit Matters
5.5	Notification of Certain Matters
5.6	Public Announcements
5.7	Indemnification of Directors and Officers
5.8	Funding
5.9	Rights Agreement; Section 203
5.10	Financial Statements
5.11	Transaction Expenses
5.13	Assistance with Financing
5.14	Defeasance and Redemption of Senior Subordinated Notes
5.15	Notice of Exercise

ARTICLE VI CONDITIONS OF MERGER

6.1	Conditions to Obligation of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of Merger Sub
6.3	Additional Conditions to Obligations of the Company

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

7.1	Termination
7.2	Effect of Termination
7.3	Fees and Expenses
7.4	Amendment
7.5	Waiver

ARTICLE VIII GENERAL PROVISIONS

8.1	Survival of Representations and Warranties
8.2	Notices
8.3	Interpretation
8.4	Severability
8.5	Entire Agreement
8.6	Assignment
8.7	Parties in Interest
8.8	Failure or Indulgence Not Waiver
8.9	Governing Law; Enforcement
8.10	No Implied Representations
8.11	Construction of Certain Provisions
8.12	Counterparts

ANNEXES

ANNEX I:	Index to Defined Terms

EXHIBITS

EXHIBIT A:	Certificate of Incorporation of Surviving Corporation

EXHIBIT B:	Bylaws of Surviving Corporation

EXHIBIT C:	Third Parties

EXHIBIT D:	Form of Stock Option Cancellation Agreement (Exercise Price Lower than $9.00 per share)

EXHIBIT E:	Form of Stock Option Cancellation Agreement (Exercise Price Greater than or Equal to $9.00 per share)

RECAPITALIZATION AGREEMENT (this “Agreement”), made and entered into as of April 6, 2005 by and between Iron Merger Sub, Inc., a Delaware corporation  (“Merger Sub”), and Neff Corp., a Delaware corporation (the “Company”).  Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, together, as the “Parties.”

WHEREAS, the Boards of Directors of Merger Sub and the Board of Directors and the Special Committee (as defined below) of the Company have each approved and declared the advisability of this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein.

WHEREAS, the Board of Directors of the Company has recommended that the stockholders of the Company adopt this Agreement and approve the Merger.

WHEREAS, as a condition to and inducement to Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a voting agreement with Merger Sub (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS

In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Option Exercise Price” means the aggregate exercise price payable to the Company upon exercise of all Company Stock Options that are (i) outstanding immediately prior to the Closing Date and (ii) have an exercise price less than $9.00 per share.

“Aspen Credit Agreement” means the Credit Agreement dated May 23, 2003, among the Company, Rental and Aspen Partners – Series A of Aspen Capital Partners, L.P.

“Business Day” means any day on which banks are permitted to be open in New York, New York.

“Capitalized Leases” means leases required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Amount” means $240,500,000 minus Transaction Expenses.

“CEO Option” means the remaining portion of the options to purchase Company Common Stock issued to Juan Carlos Mas under the terms of the Neff Corp. 1999 Stock Incentive Plan and the Neff Corp. 1998 Stock Incentive Plan after giving effect to any partial exercise of such options prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board Recommendation” means the recommendation by the Company’s Board of Directors to the stockholders of the Company that the adoption of the Merger Agreement by the Company’s stockholders is advisable and that the Company’s Board of Directors has determined that the Merger is fair and in the best interests of the Company’s stockholders.

“Company’s 2005 Bonus Plan” means the 2005 Bonus Plan of the Company.

“Contract” shall mean, with respect to the Company and its Subsidiaries, any agreement, contract, lease, sublease, note, loan, evidence of indebtedness, indenture, guarantee,  letter of credit, franchise agreement, covenant not to compete, employment agreement, license, sublicense or instrument to which the Company or any of its Subsidiaries is a party, whether oral or written, and that pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.  For the avoidance of doubt, “Contract” shall not mean a purchase order or an invoice.

“December 2004 Company Financial Statements”  means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and the audited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the year ended December 31, 2004, including, in each case, any related notes thereto.

“Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign Laws and regulations.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries, as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Fleet Credit Agreement” means the Amended and Restated Loan and Security Agreement dated November 19, 2004 among the Company, Rental, the financial institutions party thereto and Fleet Capital Corporation as Agent.

“Funded Debt” means, without duplication, the sum of (a) all principal and accrued (but unpaid) interest owing by the Company or any of its Subsidiaries for debt for borrowed money owed to any third party (i.e., specifically excluding intercompany debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company), including pursuant to the Fleet Credit Agreement, the Senior Subordinated Notes and the Aspen Credit Agreement, (b) all obligations of the Company or any of its Subsidiaries as lessee or lessees under Capitalized Leases, (c) indebtedness of any Person other than the Company or any of its Subsidiaries guaranteed in any manner by the Company or any of its Subsidiaries (whether as a guarantor or a surety), and (d) mark-to-market losses on hedging arrangements; provided that, notwithstanding the foregoing, in no event shall “Funded Debt” include liabilities or obligations of the Company or any of its Subsidiaries incurred or arranged by Merger Sub or its Affiliates in connection with the transactions contemplated hereby.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter agreement, purchase order, delivery order, bid, change order or commitment between the Company or any of its Subsidiaries and (a) any Governmental Authority or (b) any prime contractor or subcontractor with respect to performance by the Company or any of its Subsidiaries as subcontractor of any portion of the obligations of a prime contract with any Governmental Authority.

“Hazardous Materials” means any material, substance or waste that is defined, listed, regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, asbestos-containing products, mold, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnified Costs” means any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation is based in whole or in part on or arises in whole or in part out of the fact that the Indemnitee is or was an officer, director or employee of the Company or the Subsidiary of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to, at or after the Effective Time.

“knowledge” when used with respect to any representation, warranty or statement of the Company that is qualified by the Company’s “knowledge,” means the actual knowledge of Juan Carlos Mas, Mark Irion, Graham Hood, Steve Halliwell, Westley Parks, John Anderson and Steve Michaels.

“Laws” means (a) all applicable laws, statutes, ordinances, regulations, decrees, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (b) all judgments, decisions, decrees or orders of any court or governmental or regulatory agency, department, authority, body or instrumentality

“Material Adverse Effect” means any adverse change in the financial condition, business or results of operations of a Person and its subsidiaries which is material to such Person and its subsidiaries, taken as a whole, other than any change or effect resulting from or arising out of (i) (A) changes or conditions generally affecting the industries or segments in which such Person operates or (B) changes in local, regional or national general economic, market or political conditions which, in the case of (A) or (B), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, such Person; (ii) the announcement of this Agreement or pendency of this Agreement or the Merger (including any change or effect resulting from or arising out of any litigation or any departure or loss of employees that arises from or by virtue of such announcement or pendency of this Agreement or the Merger); (iii) any action taken by the Company or any of its Subsidiaries with Merger Sub’s consent or from compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (iv) the actions of Merger Sub or any of its Subsidiaries taken in bad faith or in breach of this Agreement or that constitute willful misconduct; or (v) in the case of the Company or any of its Subsidiaries, stockholder litigation brought or threatened against the Company or any of its Subsidiaries or any member of their respective Boards of Directors in respect of this Agreement or the Merger.

“Merger Consideration” means an amount determined by dividing (i) the Cash Amount plus the Aggregate Option Exercise Price by (ii) the Partially Diluted Outstanding Company Common Stock.

“Merger Sub Capitalization” means the aggregate amount of the equity contributions made to, and aggregate purchase price of capital stock purchases from, Merger Sub by its stockholders on or prior to the Effective Time.

“Partially Diluted Outstanding Company Common Stock” means the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Closing Date and (ii) the aggregate number of shares of Company Common Stock into which the shares of Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time is convertible in accordance with the terms of the Series A Convertible Preferred Stock and (iii) the aggregate number of shares of Company Common Stock subject to Company Stock Options outstanding immediately prior to the Closing Date having an exercise price less than $9.00 per share.

“Parts Inventory” means inventory owned by the Company and its Subsidiaries which consists of parts for the Rental Fleet and parts to be sold or leased by the Company and its Subsidiaries in the ordinary course of business, which parts are not incorporated or installed in or on, or affixed or appurtenant to, any such inventory or to any other property and which parts are new, unused, in good condition, including inventory the Company and its Subsidiaries currently describe in the Company Financial Statements as “inventories, including whole goods,” but excluding any Rental Fleet.

“Permitted Additional Debt” means the amount by which Funded Debt (excluding Capitalized Leases) exceeds $229,500,000 to the extent there is a corresponding increase from January 31, 2005 in the gross book value of the Rental Fleet of the Company and its Subsidiaries as would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP and past practice, provided, that Permitted Additional Debt may not exceed $25,000,000.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personnel” means, with respect to the Company and its Subsidiaries, all directors, officers, employees on a full or part-time basis of the Company or any of its Subsidiaries.

“Plan” means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or other arrangement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“Rental” means Neff Rental, Inc.

“Rental Fleet” means assets of a type offered for sale, rental or lease by the Company and its Subsidiaries in the ordinary course of business, including assets of the Company and its Subsidiaries currently described in the Company Financial Statements as “rental equipment, net,” but excluding any Parts Inventory and Property, Plant and Equipment (as defined under GAAP), net.

 “Rollover Shares” means such number of shares of Class A Common Stock (rounded to the nearest whole share) held by Juan Carlos Mas or Juan Carlos Mas Holdings I, L.P. equal to (a) $8,000,000 divided by the Merger Consideration less (b) the number of shares of Class A Common Stock subject to the CEO Option; provided that the number of Rollover Shares shall be at least 5.1% of the sum of (x) the number of shares of Class A Common Stock to be issued to the holders of Merger Sub Common Stock pursuant to Section 1.10 and (y) the Rollover Shares.

“Senior Subordinated Notes” means the Company’s 10 ¼% Senior Subordinated Notes due 2008.

“Senior Subordinated Notes Indentures” means the indentures under which the Senior Subordinated Notes were issued, as amended.

“Special Committee” means the special committee of the Board of Directors of the Company established to evaluate this Agreement and the transactions contemplated hereby.

“Subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party (or any other Subsidiary of such Party) is a general partner (excluding partnerships, the general partnerships of which held by such Party or Subsidiary of such Party do not have a majority of the voting interest of such partnership), (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries or (iii) at least 50% of the securities or equity interests of such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Takeover Proposal made by a third party which was not solicited by the Company, any Subsidiary of the Company, any Company representatives or any other Company Affiliates and which, in the good faith reasonable judgment of the Board of Directors of the Company or the Special Committee, taking into account the various legal, financial and regulatory aspects of the proposal and the Person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Takeover Proposal” means any proposal or offer from any Person (other than Merger Sub and its Affiliates) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company’s consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of the voting power of the Company; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting power of the Company; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving its Subsidiaries; in each case, other than the Merger.

“Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

“Transaction Expenses” means $640,000 plus (i) any prepayment, redemption or defeasance premiums or penalties or LIBOR breakage fees incurred by the Company or its Subsidiaries in connection with the repayment, redemption or defeasance of Funded Debt at or prior to Closing in connection with the transactions contemplated by this Agreement, (ii) fees and expenses of legal and financial advisors (including, without limitation, the Financial Advisor) to the Company, any of its Subsidiaries or the Special Committee incurred in connection with this Agreement and the transactions contemplated hereby (but only to the extent arising directly from or as a result of such transactions), (iii) (A) cash payments to employees of the Company under the Company’s 2005 Bonus Plan and (B) an amount determined prior to the Closing by KPMG (or any other nationally recognized accounting firm selected by Merger Sub in consultation with the Company) reflecting any Tax gross-up amount payable pursuant to any agreement entered into in connection with the Company’s 2005 Bonus Plan with respect to payments under the 2005 Bonus Plan (provided, that, for purposes of this determination, KPMG or the other accounting firm shall not take into account any amounts other than payments under the 2005 Bonus Plan that may be payable in connection with the change in control of the Company), (iv) cash fees paid to third parties that are parties to contracts with the Company or any of its Subsidiaries in order to obtain the consent of such third parties to this Agreement and the transactions contemplated hereby or due to the vesting of any payment right as a result of such transactions (but only to the extent arising directly from or as a result of such transactions), (v) 50% of the fees and expenses of Deloitte & Touche LLP, the Company’s former independent accountants, incurred in connection with this Agreement and the transactions contemplated hereby (including with respect to Merger Sub’s receipt of the financing pursuant to the Commitment Letters) and (vi) all other fees and expenses of third parties (such as consultants or other advisors, but excluding for purposes of this clause (vi) the overhead and similar internal costs of the Company and its Subsidiaries) incurred by the Company or any of its Subsidiaries arising from or as a result of the transactions contemplated by hereby.  For the avoidance of doubt, expenses incurred by the Company or its Subsidiaries (a) to assist Merger Sub in fulfilling the obligations of Merger Sub under this Agreement, including any assistance provided with respect to Merger Sub’s receipt of the financing pursuant to the Commitment Letters, (b) in connection with any litigation or proceeding, or any threatened or potential litigation or proceeding, brought or threatened by a stockholder of the Company against the Company or any member of its Board of Directors in respect of this Agreement or the Merger, (c) consisting of fifty percent (50%) of the fees and expenses of the valuation firm in connection with the solvency opinion letter referred to in Section 6.3(c), and (d) cash fees paid to third parties listed on Exhibit C (up to $150,000), shall not be considered “Transaction Expenses.”

ARTICLE I

THE MERGER

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company.  From and after the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company, as the surviving corporation in the Merger, shall continue its existence under the Laws of the State of Delaware.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2                                 Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (eastern daylight standard time) on a Business Day to be mutually agreed upon by the Parties (the “Closing Date”) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 7.5.  The Closing shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022.

1.3                                 Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable, the Parties shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4                                 Effect of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5                                 Certificate of Incorporation and Bylaws of the Surviving Corporation.  From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Company shall be amended to read in their entirety as attached in Exhibits A and B hereto, which shall constitute the Certificate of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the respective terms thereof.

1.6                                 Directors and Officers of the Surviving Corporation.  (a)                                        The parties shall use their respective commercially reasonable efforts to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b)                                 The parties shall use their respective commercially reasonable efforts to cause the officers of Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7                                 Conversion of Company Stock, Etc.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a)                                  Each share of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and each share of the Company’s Class B Special Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (x) the Rollover Shares, which shall remain outstanding following the Merger, (y) any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8 and (z) Dissenting Shares (as defined in Section 1.14)) shall be converted automatically into the right to receive the Merger Consideration in cash, without interest, subject to adjustment as set forth in Section 1.11.  Each share of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Convertible Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Convertible Preferred Stock to be canceled and retired pursuant to Section 1.8 and Dissenting Shares) shall be converted automatically into the right to receive, in cash, an amount equal to (i) the Merger Consideration times (ii) the number of shares of Company Common Stock into which such share of Series A Convertible Preferred Stock is then convertible in accordance with the terms of the Series A Convertible Preferred Stock, without interest, subject to adjustment as set forth in Section 1.11.

(b)                                 From and after the Effective Time, all shares of Company Common Stock and Series A Convertible Preferred Stock (other than (x) the Rollover Shares, which shall remain outstanding following the Merger, (y) any shares of Company Common Stock or Series A Convertible Preferred Stock to be canceled and retired pursuant to Section 1.8 and (z) Dissenting Shares) shall, without any further action, automatically be canceled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock or Series A Convertible Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration such holder is entitled to receive pursuant to this Section 1.7 upon surrender of such certificate in accordance with Section 1.12 hereof, in each case without interest.

1.8                                 Cancellation of Shares.  Immediately prior to the Effective Time, each share of Company Common Stock and Series A Convertible Preferred Stock either held in the Company’s treasury or owned by Merger Sub immediately prior to the Effective Time, shall, without any further action, automatically be canceled and extinguished without any conversion thereof or payment therefor.

1.9                                 Company Stock Options.

(a)                                  Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause (i) each stock option to purchase shares of Company Common Stock other than the CEO Option and the Executive Options, if any, (each, a “Company Stock Option” and collectively, the “Company Stock Options”) outstanding immediately prior to the Effective Time, including, without limitation, each Company Stock Option granted under the Neff Corp. 1998 Stock Incentive Plan, the Neff Corp. 1999 Stock Incentive Plan or the Neff Corp. 2003 Stock Incentive Plan (the “Company Option Plans”) that has an exercise price lower than $9.00 per share, to be canceled at the Effective Time pursuant to a cancellation agreement in substantially the form attached hereto as Exhibit D in exchange for a payment from the Surviving Corporation (subject to any applicable withholding Taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash as soon as reasonably practicable following the Effective Time and (ii) all Company Stock Options outstanding immediately prior to the Effective Time that have an exercise price equal to or greater than $9.00 per share to be canceled at the Effective Time pursuant to a cancellation agreement substantially in the form attached hereto as Exhibit E.  For the avoidance of doubt, the parties hereto acknowledge and agree that any Company Stock Options that are not canceled pursuant to this Section 1.9 shall survive the Merger in accordance with the terms of such Company Stock Options.

(b)                                 The CEO Option and any Executive Options will remain outstanding following the Effective Time on the same terms and conditions as were applicable immediately prior to the Effective Time.

(c)                                  Prior to the Effective Time, the parties may (but shall not be required to) agree to cause options issued to employees of the Company and its Subsidiaries, in such amounts and to such persons as may be mutually agreed by the parties, to remain outstanding following the Closing pursuant to their terms (any such options, the “Executive Options”), and such options shall not be considered Company Stock Options for purposes of this Agreement.

1.10                           Capital Stock of Merger Sub.  All of the shares of common stock of Merger Sub, $0.01 par value per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall, in the aggregate, be converted automatically into that number of fully-paid and non-assessable shares of Class A Common Stock of the Surviving Corporation as shall equal the quotient of (a) the Merger Sub Capitalization divided by (b) the Merger Consideration.   From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of a number of shares of Class A Common Stock of the Surviving Corporation determined in accordance with the immediately preceding sentence.  Examples of the calculation of the number of shares of Class A Common Stock into which the Merger Sub Common Stock shall be converted into is set forth on Schedule 1.10.

1.11                           Adjustments to Merger Consideration; Post-Merger Capitalization.

(a)                                  Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring prior to the Effective Time.

(b)                                 Subject to receipt of the debt financing contemplated in Parts A and B of Schedule 3.4, immediately prior to the Effective Time, Merger Sub Capitalization will not be less than $97,000,000.

1.12                           Exchange of Certificates.

(a)                                  Paying Agent.  Prior to the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company, or shall designate the Company, (the “Paying Agent”), to make the payments of the funds to which holders of shares of Company Common Stock and Series A Convertible Preferred Stock shall become entitled pursuant to Section 1.7 hereof.  At or prior to the Closing, subject to receipt of the proceeds of the financing contemplated by the Commitment Letters in Parts B and C of Schedule 3.4, Merger Sub shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock and Series A Convertible Preferred Stock for exchange in accordance with this Section 1.12, for timely payment hereunder.  Such funds shall be held by the Paying Agent in a separate account established for the benefit of holders of Company Common Stock and Series A Convertible Preferred Stock and may be invested by the Paying Agent in obligations of or guaranteed by the United States government or in other investment-grade debt instruments pending payment thereof by the Paying Agent to the holders of Company Common Stock and Series A Convertible Preferred Stock.  Earnings on such funds shall be the sole and exclusive property of the Surviving Corporation, and no part of any such earnings shall accrue to the benefit of holders of Company Common Stock and Series A Convertible Preferred Stock.

(b)                                 Exchange Procedures.  As promptly as practicable after the Effective Time, but not later than five Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Company Certificate, whose shares were converted pursuant to Section 1.7 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificates shall pass, upon delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection 1.12(f) below) multiplied by, (i) in the case of Company Common Stock, the number of shares of Company Common Stock formerly represented by such Company Certificate, and (ii) in the case of Series A Convertible Preferred Stock, the number of shares of Company Common Stock into which the number of shares of Series A Convertible Preferred Stock formerly represented by such Company Certificate is then convertible in accordance with the terms of the Series A Convertible Preferred Stock, and the Company Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable and that any other requirements reasonably imposed by the Surviving Corporation be satisfied.  Until surrendered as contemplated by this Section 1.12, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.12.

(c)                                  Transfer Books; No Further Ownership Rights in Company Common Stock or Series A Convertible Preferred Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were converted in the Merger or Series A Convertible Preferred Stock on the records of the Company.  From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Common Stock and Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 1.12.

(d)                                 Return of Funds; No Liability.  At any time following 365 calendar days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation  (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Certificates such stockholder holds, as determined pursuant to this

Agreement, without any interest thereon.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Company Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Lost Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Company Certificate, the Merger Consideration.

(f)                                    Withholding Rights.  The Surviving Corporation, Merger Sub or the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Series A Convertible Preferred Stock or Company Stock Options such amounts as the Surviving Corporation, Merger Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, Merger Sub or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Series A Convertible Preferred Stock or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation, Merger Sub or the Paying Agent.

(g)                                 Payment to Holders of Company Stock Options.  Merger Sub shall, at or prior to the Effective Time, subject to receipt of the proceeds of the financing contemplated by the Commitment Letters in Parts B and C of Schedule 3.4, deposit sufficient funds via wire transfer of immediately available funds, with the Company to pay the amounts set forth in Section 1.9 to holders of Company Stock Options that are outstanding immediately prior to the Closing Date and have an exercise price that is less than $9.00 per share.   As soon as reasonably practicable following the Effective Time, but in no event more than five Business Days thereafter, the Surviving Corporation shall pay to holders of such Company Stock Options canceled pursuant to Section 1.9 and having an exercise price that is less than $9.00 per share, the amounts set forth in Section 1.9(a)(i).

1.13                           Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such Lawful and necessary action as is not inconsistent with this Agreement.

1.14                           Dissenting Shares.  Each outstanding share of Company Common Stock or Series A Convertible Preferred Stock held by a Company stockholder who has demanded and perfected his or her right to an appraisal of his or her shares of Company Common Stock or Series A Convertible Preferred Stock in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost his or her right to such appraisal (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.7, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.  The Company shall give Merger Sub prompt notice of any appraisal demands and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands.  Without the prior written consent of Merger Sub, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

1.15                           Repayment of Funded Debt.

Subject to the receipt of the financing contemplated by the Commitment Letters and provided that Funded Debt (excluding Capitalized Leases) does not exceed the sum of (i) $229,500,000 plus (ii) Permitted Additional Debt, Merger Sub shall cause the Surviving Company to repay, at Closing, the amounts reflected in the payoff letters and releases with respect to the Fleet Credit Agreement, the Senior Subordinated Notes and the Aspen Credit Agreement described in Section 6.2(h)(ii).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Merger Sub on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Merger Sub that the statements contained in this Article II are true, complete and correct; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed thereon. Any matter disclosed, or as to which any exception is made, in any item on the Company Disclosure Schedule shall constitute an exception to each representation and warranty under this Agreement (whether or not the representation contains the phrase “except as set forth on Schedule    ” or similar language) where the applicability of the disclosed matter or circumstance to the representation or warranty is reasonably apparent.

2.1                                 Organization and Qualification; Subsidiaries.

Each of the Company and each of its Subsidiaries is a corporation validly existing and in good standing under the Laws of its respective jurisdiction of incorporation.  Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on the Company.  Each of the Company and each of its Subsidiaries has provided Merger Sub complete and correct copies of its Certificate or Articles of Incorporation and Bylaws, each as amended to date.  Rental is the only Subsidiary of the Company.

2.2                                 Capital Structure.

(a)                                  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, (ii) 20,000,000 shares of Class B Common Stock and (iii) 19,659,093 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 500,000 shares have been designated as Series A Convertible Preferred Stock and 1,000,000 shares have been designated as Series B Junior Participating Preferred Stock.  The authorized capital stock of each Subsidiary of the Company is set forth on Schedule 2.2(a). All shares of Company Common Stock have the same rights under the Company’s Certificate of Incorporation with respect to the receipt of proceeds in connection with the Merger, and none of the Class A Common Stock, the Class B Common Stock nor the Company Preferred Stock is entitled to a separate class vote in connection with the adoption of this Agreement and the approval of the Merger.

(b)                                 As of the date hereof:  (i) 16,565,350 shares of Class A Common Stock and 5,100,000 shares of Class B Common Stock are issued and outstanding and are held of record as of March 17, 2005 as set forth on Schedule 2.2(b); (ii) 100,000 shares of Series A Convertible Preferred Stock are outstanding and are held of record as set forth on Schedule 2.2(b); (iii) no shares of Series B Junior Participating Preferred Stock are outstanding; (iv) no shares of Company Common Stock are held in the treasury of the Company; and (v) options to purchase an aggregate of 3,314,494 shares of Class A Common Stock are outstanding.  Schedule 2.2(b) sets forth a complete list of the outstanding options to purchase Class A Common Stock, including the name of each holder of an option, the Company Option Plan under which such option was issued, the number of shares of Class A Common Stock subject to such option, the exercise price of each such option and the expiration date of each such option.  All outstanding options are fully vested.  The conversion price (as described in the Certificate of Designations related to Series A Convertible Preferred Stock) of the Series A Convertible Preferred Stock is $2.68.  Except as described above, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c)                                  All outstanding shares of Company Common Stock, Company Preferred Stock and equity interests in each Subsidiary (“Subsidiary Capital Stock”) are, and all shares of Company Common Stock which may be issued pursuant to the Company Option Plans, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

(d)                                 There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in Schedule 2.2(d)  or as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments or other agreements of any kind to which the Company or any of its

Subsidiaries is a party or bound obligating the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries.

(e)                                  All outstanding shares of capital stock of Rental are owned by the Company, free and clear of all liens, charges, encumbrances and claims of any nature (“Liens”), except Liens incurred in connection with the Fleet Credit Agreement.  Except for the capital stock of Rental, neither the Company or any of its Subsidiaries has any interest in any stock, partnership or membership interests or units (whether general or limited) or any other interest or participation that confers on the Company or any of its Subsidiaries the right to receive a share of the profits and losses of, or distribution of assets of, any other Person.

(f)                                    All of the issued and outstanding shares of Company Common Stock, Company Preferred Stock and Subsidiary Capital Stock were issued in compliance in all material respects with all applicable federal and state securities Laws.

(g)                                 Except as set forth in Schedule 2.2(g), there are no outstanding contractual obligations of the Company or any of its Subsidiaries entitling any Person to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the registration of any securities of the Company or any of its Subsidiaries.

(h)                                 Except as set forth on Schedule 2.2(h), there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

(i)                                     Schedule 2.2(i) sets forth a complete list of the Funded Debt as of March 31, 2005, including the balance of each item of Funded Debt as of March 31, 2005, and all letters of credit issued by the Company or any of its Subsidiaries.  The Company has made available to Merger Sub all Contracts and other documentation regarding such Funded Debt.

2.3                                 Authority; No Conflict; Required Filings.

(a)                                  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby.  The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company, and, no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the sum of (i) the outstanding shares of Company Common Stock and (ii) the shares of Company Common Stock into which the outstanding shares of Series A Convertible Preferred Stock are convertible in accordance with the terms of the Series A Convertible

Preferred Stock, voting together as a single class, in accordance with the DGCL and the Company’s Certificate of Incorporation (the “Requisite Stockholder Vote”).

(b)                                 This Agreement has been duly executed and delivered by the Company and (assuming this Agreement constitutes the valid and binding agreement of Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to:  (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies, whether such principles are considered at Law or in equity (collectively, the “Equitable Exceptions”).

(c)                                  Except as set forth on Schedule 2.3(c), the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or require the consent of or notification to any party under, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries or the creation or acceleration of rights of any Person under any provision of:  (i) the Certificate of Incorporation and Bylaws of the Company or other equivalent organizational documents of any of the Company’s Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, Law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any Company Material Contract (as such term is defined in Section 2.8(a) hereof), except, in the case of clauses (ii) or (iii) above, for any such failures to provide notice, conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

(d)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for:  (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (v) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, would not result in a Material Adverse Effect on the Company.

2.4                                 Board Approval; Section 203.

(a)                                  The Board of Directors of the Company has, by a unanimous vote of all directors, in accordance with the recommendation of the Special Committee:  (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company the approval and adoption of this Agreement; and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their approval and adoption.

(b)                                 (i)                                     The restrictions on business combinations contained in Section 203 of the DGCL are not applicable to this Agreement or any of the other transactions contemplated by this Agreement.

(ii)                                  The Board of Directors of the Company has taken all actions so that Merger Sub shall not be deemed to be an “Acquiring Person” and that no Distribution Date, Shares Acquisition Date or Triggering Event will occur as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby pursuant to the Rights Agreement, dated as of May 15, 1998, between the Company and First Union National Bank (the “Company Rights Agreement”).  True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Merger Sub.

2.5                                 Financial Statements.  The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2002, 2003 and 2004 and the audited consolidated statements of operations and cashflows of the Company and its Subsidiaries for the years ended December 31, 2002, 2003 and 2004 including, in each case, any related notes thereto attached hereto as Schedule 2.5(a) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein indicated.  The consolidated unaudited balance sheets of the Company and its Subsidiaries as of January 31, 2005 and February 28, 2005  and the unaudited consolidated statements of operations and cashflows for the months ended January 31, 2005 and February 28, 2005, attached hereto as Schedule 2.5(b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein indicated.   The financial statements attached as Schedule 2.5(a) and 2.5(b) of the Company Financial Statements are referred to collectively herein as the “Company Financial Statements.”  Each of the Company and its Subsidiaries maintains systems of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability in conformity with GAAP.  The accounts receivable reflected on the consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2005 (the “February Balance Sheet”) represent bona fide claims of the Company and its Subsidiaries against debtors.  To the Company’s knowledge, such accounts receivable will be collectible in the ordinary course of business, consistent with past practice, subject to reserves reflected on the February Balance Sheet.

2.6                                 Most Recent Balance Sheet.

As of December 31, 2004 (the “Most Recent Balance Sheet Date”), neither the Company nor any of its Subsidiaries had any material liabilities or obligations of any nature, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, that were not reflected, disclosed or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of the Most Recent Balance Sheet Date (the “Most Recent Balance Sheet”). Except as set forth on Schedule 2.6 or as reflected in the Company Financial Statements included in Schedule 2.5(b), neither the Company nor any Subsidiary of the Company, has any material liability (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Most Recent Balance Sheet, that have not been paid or discharged since the date thereof, (ii) liabilities incurred since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

2.7                                 Absence of Certain Changes or Events.

 As of the date hereof, other than in connection with this Agreement and the transactions contemplated hereby, since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been:  (a) any action, event or occurrence which has had a Material Adverse Effect on the Company; or (b) other than as set forth in the Company Financial Statements attached as Schedule 2.5(b), any other action, event or occurrence that would have required the consent of Merger Sub pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement other than, with respect to this clause (b), the following in the ordinary course of business consistent with past practice: (i) sales of Parts Inventory, (ii) sales of used Rental Fleet, (iii) sales of new equipment, (iv) actions permitted by Sections 4.1(b)(viii), (v) acquisitions of Rental Fleet, (vi) capital expenditures other than acquisitions of Rental Fleet, or incurrence of obligations or liabilities in connection therewith and (viii) actions described in Sections 4.1(b)(xvii).

2.8                                 Agreements, Contracts and Commitments.

(a)                                  Schedule 2.8(a) identifies, and the Company has made available to Merger Sub, true, complete and correct copies of each of the following Contracts to which the Company or any of its Subsidiaries is a party to the extent not available in complete and unredacted form on EDGAR (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”):

(i)                                     each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the Securities and Exchange Commission on the date of this Agreement;

(ii)                                  any employment agreement (other than (x) Contracts for “at will” employment that do not contain any severance obligations and (y) non-competition Contracts benefiting the Company between the Company and any employee of the Company or any of its Subsidiaries), and any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee, executive officer or director of the Company or any of its Subsidiaries;

(iii)                               any Contract that limits (or would limit after the date hereof) the freedom or ability of the Company or any of its Subsidiaries to compete in any material manner in any line of business or in any geographic area;

(iv)                              any Contract (other than Company Stock Options) to which the Company or any of its Subsidiaries is a party (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of any of the Company or any of its Subsidiaries, (B) providing any Person with any preemptive right or any similar right with respect to any securities of any of the Company or any of its Subsidiaries, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of the Company or any of its Subsidiaries;

(v)                                 any Contract (or group of related agreements with the same third parties) under which the Company or any of its Subsidiaries created, incurred, assumed or guaranteed any Funded Debt or letters of credit  (other than Contracts between the Company and any of its Subsidiaries or between Subsidiaries of the Company);

(vi)                              any Contract containing “standstill” or similar provisions currently in effect;

(vii)                           any Contract that contemplates or involves the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount or having a value in excess of $250,000 in the aggregate for, or contemplates or involves the performance of services by or to the Company or any of its Subsidiaries having a value in excess of $250,000 in the aggregate;

(viii)                        any partnership, limited liability company, joint venture or other similar agreement that is material to the Company and its Subsidiaries;

(ix)                                Contracts under which the Company or any of its Subsidiaries has (x) lent or promised to lend, or made any other loan or advance to, or other investment in, any other Person, in each case, in excess of $50,000 or (y) lent or promised to lend, or made any other loan or advance to an executive officer or director of the Company or any of its Subsidiaries;

(x)                                   distribution or franchise Contracts related to the assets or the businesses of the Company or any of its Subsidiaries, except for such Contracts that are cancelable on not more than thirty (30) days’ notice by the Company or any of its Subsidiaries without penalty or increased cost;

(xi)                                consulting, agency or advertising Contracts related to the assets or the businesses of the Company or any of its Subsidiaries, and involving payment to or by the Company or any of its Subsidiaries in excess of $250,000, except for such Contracts that are cancelable on not more than thirty (30) days’ notice by the Company or any of its Subsidiaries without penalty or increased cost;

(xii)                             Contracts relating to licenses or royalties, whether the Company or any of its Subsidiaries is the licensor or licensee thereunder (other than with respect to off-the-shelf or prepackaged software);

(xiii)                          Contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, operating unit or product line of the Company or any of its Subsidiaries;

(xiv)                         Contracts for the lease (whether the Company or any of its Subsidiaries is lessee or lessor thereunder) or rental of any Rental Fleet with (A) a term of one year or longer or (B) where the aggregate payments under any lease where the Company or any of its Subsidiaries is the lessee thereunder are more than $500,000; Schedule 2.8(a)(xiv) lists, as of February 28, 2005, the original cost basis of all Rental Fleet subject to leases where the

Company or any of its Subsidiaries is the lessee thereunder required to be disclosed on such schedule pursuant to this clause (xiv);

(xv)                            powers of attorney;

(xvi)                         Contracts under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries;

(xvii) any Contract granting another Person an option to purchase or sell (A) personal property or assets of the Company or any of its Subsidiaries having a value in excess of $250,000 or (B) any Owned Real Property;

(xviii) Contracts relating to commissions based on amounts paid for the sale, lease or rental of Rental Fleet to be paid by the Company or any of its Subsidiaries to any Person, other than an employee of the Company or any of its Subsidiaries, that are not terminable at the discretion of the Company or any of its Subsidiaries;

(xix) Contracts relating to suretyship or performance bond, whether the Company or any of its Subsidiaries is the beneficiary or obligor thereunder;

(xx) Contracts relating to material indemnification or contribution obligations of the Company or any of its Subsidiaries, other than pursuant to the Contracts listed pursuant to Section 2.8(a)(viii); and

(xxi)                           Government Contracts involving payments in excess of $100,000.

(b)                                 Neither the Company nor any of its Subsidiaries is currently in material breach of, or has received in writing any claim or threat that it is currently in material breach of, any of the terms or conditions of any Company Material Contract.  Neither the Company nor any of its Subsidiaries has received notice of a claim for indemnification under any Company Material Contract.

(c)                                  Each Company Material Contract is in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d)                                 Schedule 2.8(d) is a true and complete list as of April 1, 2005 of all purchase orders for Rental Fleet and Property, Plant and Equipment (as defined under GAAP) submitted by the Company or any of its Subsidiaries for which the equipment has not been received by the Company or its Subsidiaries as of the date hereof.

(e)                                  To the Company’s knowledge, each of the Company’s and its Subsidiaries’ accounting and procurement systems are in compliance in all material respects with all material governmental regulations and requirements applicable to Government Contracts.

(f)                                    To the Company’s knowledge, with respect to each Government Contract for which performance has not been or was not completed or final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this

Agreement:  (i) the Company and each of its Subsidiaries have complied with all material terms and conditions of such Government Contract; (ii) the Company and each of its Subsidiaries have complied with all material requirement of Law expressly pertaining to such Government Contract; (iii) all facts set forth in or acknowledged by any representations and certifications executed by the Company in connection with a Government Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with any material obligations imposed by such representations and certifications; (iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, either orally or in writing, that the Company or any of its Subsidiaries has breached or violated in any material respect any Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract; and (v) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract, except any notice that, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company.

(g)                                 Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company any of their respective directors or officers is (or during the last three (3) years has been) under any material administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract (other than in the ordinary course of business consistent with past practice, such as routine DCAA audits, in which no such irregularities, misstatements or omissions were identified that, individually or in the aggregate, had, or could reasonably be expected to have, a Material Adverse Effect on the Company); and during the last three (3) years, to the Company’s knowledge, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation (other than in the ordinary course of business) or made a voluntary disclosure to the United States Government, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract.

(h)                                 To the Company’s knowledge, there are (i) no outstanding claims against the Company or any of its Subsidiaries, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; (ii) no formal disputes between the Company or any its Subsidiaries, on the one hand, and the United States Government, on the other hand, under the Contract Disputes Act or any other Laws; and (iii) and no disputes between the Company or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract, except in each case, for any claim or dispute where the amount in dispute is not in excess of $100,000.

(i)                                     Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge any of its or the Subsidiary’s directors or officers is (or during the last three (3) years has been) suspended or debarred from participation in the award of contracts with any Governmental Authority or has been (or during such period was) found nonresponsible by any Governmental Authority (it being understood that debarment and suspension and nonresponsibility does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements).

(j)                                     No Government Contract to which the Company or any of its Subsidiaries is a party has an aggregate funded or unfunded backlog in excess of $500,000.

2.9                                 Compliance with Laws.

Each of the Company and its Subsidiaries is in compliance with all federal, state and local statutes, Laws and regulations (including Laws of the United States or any other country), and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, Laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which would not reasonably be expected to result in a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has issued a class of securities that is currently registered under, or is subject to the registration requirements of, Section 12 of the Exchange Act, and none of such Persons is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

2.10                           Material Permits.

(a)                                  Each of the Company and each of its Subsidiaries holds all federal, state and local governmental licenses, permits, franchises and authorizations material to the conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including, without limitation, export licenses and those that are required under all Environmental Laws (collectively, the “Material Permits”).  There are no Permits that are individually material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b)                                 Each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits.

(c)                                  Each Material Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.

2.11                           Litigation.

Except as set forth on Schedule 2.11, there is no action, suit, investigation, arbitration, claim, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective assets or properties, or their officers or directors in their capacity as such, before any Governmental Authority or arbitrator (excluding, for this purpose, stockholder litigation that may be brought or threatened after the date hereof against the Company or its Subsidiaries or any member of their respective Boards of Directors in respect of this Agreement or the Merger) which (i) seeks damages (including compensatory, consequential and punitive damages) in excess of $500,000 or seeks injunctive relief or (ii) alleges criminal liability or (iii) would materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement, nor is there any unsatisfied judgment or award or judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries that would materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement on a timely basis.

2.12                           Employee and Labor Matters; Benefit Plans.

(a)                                  Set forth on Schedule 2.12(a) is a true and complete list of each material Plan.  The Company has heretofore made available to Merger Sub true and complete copies of each of the Plans and, to the extent applicable: (i) the actuarial report for such Plan for each of the last two years, (ii) the most recent determination or opinion letter from the Internal Revenue Service, (iii) the summary plan description for such Plan (if any), and (iv) the Form 5500 for such Plan (if applicable) for each of the last three years.  The Plans have been operated in compliance in all material respects with their terms and with the applicable requirements of ERISA, the Code, and any other applicable Law.  Each Plan intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter and, to the Company’s knowledge, no event has occurred since the date of such determination or opinion letter that is reasonably likely to result in the loss of such tax qualification.   All annual reports on Form 5500 Series (including all required schedules thereto) required to be filed with any governmental entity on or prior to the Closing Date with respect to any Plan have been timely filed or any failure to file can be corrected pursuant to the Department of Labor Delinquent Filer Voluntary Compliance Program

(b)                                 None of the Plans, the Company or any of its Subsidiaries has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or has engaged in any transaction that may result in any such material liability or penalty.  No fiduciary (within the meaning of Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any other failure to act or comply in connection with the administration or investment of the assets of any Plan that could reasonably be expected to result in any material liability for the Company or any of its Subsidiaries.  There is no pending or, to the knowledge of the Company, anticipated litigation against or otherwise involving any of the Plans, and no litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Plan, except for any of the foregoing that would not have reasonably be expected to result in any material liability for the Company or any of its Subsidiaries.

(c)                                  No Plan (i) is or has ever been subject to Title IV of ERISA or Section 412 of the Code, (ii) is or has ever been a multiemployer plan (within the meaning of Section 3(37) of ERISA), or (iii) provides or has ever promised to provide welfare benefits to former employees or their dependents, other than coverage mandated by applicable Law.  None of the Company, any of its Subsidiaries, or any ERISA Affiliate has any liability (whether absolute or contingent) under Title IV of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) and no event has occurred that could reasonably be expected to result in any such liability to the Company, any of its Subsidiaries, or any ERISA Affiliate.

(d)                                 Except for (i) in accordance with the Company’s 2005 Bonus Plan and (ii) for rights to severance under the Employment Agreements and Severance Agreement listed in Schedule 2.8(a), none of the Personnel will become entitled to any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit of any kind (including without limitation payments under any employment agreement, accelerated vesting of any stock option or other equity-based compensation award or any payment pursuant to the Company’s 2005 Bonus Plan) as a result of the transactions contemplated by this Agreement.

(e)                              Other than as set forth in Schedule 2.12(e), there is no contract, plan or arrangement (written or otherwise) covering any of the Personnel that, individually or collectively, could give rise to the payment of any amount (i) that would not be deductible pursuant to the terms of Section 162(a)(1) or 404 of the Code (or any corresponding provision of state or local tax Law) or (ii) that would be an “excess parachute payment” pursuant to Section 280G of the Code.

(f)                                    Neither the Company nor any of its Subsidiaries maintains or otherwise has any liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangements.

(g)                                 As of and including the Closing Date, the Company and its Subsidiaries shall have made all contributions required to be made by them up to and including the Closing Date with respect to their Plan(s).  All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made with respect to each Plan except where any failure to make any such notice, filing or disclosure would not reasonably be expected to result in a material liability for the Company or any Subsidiary.

(h)                                 Except as set forth on Schedule 2.12(h), no Person or entity has a consulting or independent contractor agreement with the Company or any of its Subsidiaries under which the annual payments exceed $100,000.  No “leased employee” (within the meaning of Section 414(n) of the Code), performs any material services for the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, including any obligations under the Plans, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(i)                                     There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date hereof, to the Company’s knowledge, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

2.13                           Properties and Assets.

(a)                                  The Company and each of its Subsidiaries have good and valid title to all of the real property listed under the caption “Owned Real Property” on Schedule 2.13 (the “Owned Real Property”) and to their respective interests in personal properties and assets, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of leased real property listed under the caption “Leased Real Property” on Schedule 2.13 (“Leased Real Property”) and all other leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens consisting of zoning or planning restrictions, easements, rights-of-way, covenants, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used; (ii) Liens consisting of encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other similar charges, which do not materially detract from the value of, or materially impair the use of, such property as it is currently used; (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created; (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business (including, without limitation,  by operation of Law); (v) standard exceptions which would be contained in an ALTA Form extended coverage owner’s policy of title insurance (or the locally available form of title insurance policy, as applicable) relating to (A) laws, ordinances and governmental regulations, (B) police power and (C) eminent domain, in each instance, to the extent the same would not constitute a material breach of the other representations made by the Company under this Agreement; and (vi) any Liens granted pursuant to or permitted under the Fleet Credit Agreement (collectively, the “Permitted Liens”).

(b)                                 Schedule 2.13 sets forth a true, complete and correct list of all Owned Real Property and Leased Real Property owned or leased by the Company or any of its Subsidiaries (other than immaterial leases or occupancy agreements executed in the ordinary course of business).  True and correct copies of all of the leases for the Leased Real Property (other than immaterial leases or occupancy agreements executed in the ordinary course of business) have been made available to Merger Sub prior to the date hereof.  Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for Leased Real Property to which it is a party and all such leases are valid and enforceable, in all material respects, in accordance with their terms.

(c)                                To the Company’s knowledge, neither the Company nor its Subsidiaries has received written notice of an existing or threatened: (i) special Tax or special assessment pending against the Owned Real Property or the Leased Real Property; or (ii) change in the zoning classification of any Owned Real Property or Leased Real Property from that in effect on the date hereof; in either case, which would materially detract from the value of, or materially impair the use of, such property as is currently being used.

(d)                               To the Company’s knowledge, neither the Company nor its Subsidiaries has received written notice from any issuer of an insurance policy with respect to the Owned Real Property or Leased Real Property which would prohibit the same from being insured substantially as insured on the date hereof or would have a Material Adverse Effect on the Company.

(e)                                  To the Company’s knowledge, neither the Company nor its Subsidiaries has received written notice of a pending proceeding in eminent domain or other similar proceedings affecting any Owned Real Property or Leased Real Property which would, if consummated,  individually or in the aggregate, have a Material Adverse Effect on the Company.  There exists no writ, injunction, decree, order or unsatisfied judgment outstanding relating to the Owned Real Property or the Leased Real Property that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f)                                    The Owned Real Property and the Leased Real Property include (other than immaterial leases and occupancy agreements entered into in the ordinary course of business) all the real property used by the Company in connection with the current business operations of the Company and its Subsidiaries which is necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted.

2.14                           Insurance.

(a)                                  The Company and each of its Subsidiaries maintain such policies of insurance and bonds against loss relating to their business, operations and properties as management of the Company believes is reasonable in accordance with good business practice (the “Insurance Policies”).  All premiums due and payable under the Insurance Policies have been paid on a timely basis, and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof.  Schedule 2.14(a) sets forth a list of all Insurance Policies.

(b)                                 The Insurance Policies are in full force and effect, and there are no material claims pending as to which coverage has been questioned, denied or disputed.

2.15                           Tax Matters.

(a)                                  Each of the Company and its Subsidiaries has accurately prepared and timely filed all federal, state and other material returns, estimates, information statements and reports required to be filed by it (collectively, the “Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations or otherwise required to be filed by such entity, and all such Returns are true, complete and correct in all material respects.

(b)                                 Each of the Company and its Subsidiaries: (i) has paid all Taxes of such entity that are due and payable; and (ii) has withheld all federal, state and local Taxes required to be withheld with respect to its employees. As of December 31, 2004, the accruals and reserves for Taxes (other than deferred Taxes) established in the December 2004 Company Financial Statements were adequate to cover any liabilities for Taxes of the Company and its Subsidiaries.  Except as set forth on Schedule 2.15(b), as of February 28, 2005, the accruals and reserves for Taxes (other than deferred Taxes) established on the February Balance Sheet were adequate to cover any liabilities for material Taxes of the Company and its Subsidiaries.  Since December 31, 2004, none of the Company or its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c)                                  No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries.  Except as set forth on Schedule 2.15(c), during the past twelve months, none of the Company or any of its Subsidiaries has received from any foreign, federal state or local taxing authority any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment greater than $50,000 for any amount of Tax proposed, asserted or assessed by any Taxing authority against the Company or any of its Subsidiaries.  Schedule 2.15(c) lists all federal, state, local and foreign income Returns filed with respect to any of the Company or its Subsidiaries relating to taxable periods ended on or after 2002 for which the Taxes owed by the Company or its Subsidiaries exceed $50,000, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. All deficiencies asserted or assessments made as a result of any examinations have been fully paid or are accurately reflected as a liability on the Most Recent Balance Sheet.  Neither the Company nor any of its Subsidiaries has currently effective waivers of any statute of limitations on or an extension of the period for the assessment or collection of any Tax.  Neither the Company nor any of its Subsidiaries has received written notice from a governmental agency in a jurisdiction in which such entity does not file a Return stating that such entity is or may be subject to taxation by that jurisdiction.

(d)                                 Except as set forth on Schedule 2.15(d), neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

(e)                                  There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(f)                                    None of the assets of the Company or any of its Subsidiaries is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(g)                                 None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(h)                                 None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i)                                     Except for the group of which the Company is the common parent, neither the Company nor any of its Subsidiaries (A) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law).

(j)                                     Neither the Company nor any of its Subsidiaries has entered into any transaction which is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4) or a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 1.6112-1).

(k)                                  Neither the Company nor any of its Subsidiaries nor any predecessor by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(l)                                     Neither the Company nor any of its Subsidiaries will be required to include any income in, or exclude any item or deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date (ii) an intercompany transaction executed on or prior to the Closing Date or (iii) an excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law).

(m)                               Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

2.16                           Environmental Matters.

(a)                                  The Company and its Subsidiaries are in compliance in all respects with all applicable Environmental Laws which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all Material Permits required under all applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof, except for such instances of non-compliance or violation, if any, which would not reasonably be expected to result in liability for the Company or its Subsidiaries in excess of $750,000, individually, or $1,500,000, in the aggregate.

(b)                                 Since January 1, 2000, none of the Company or any of its Subsidiaries has received any written notice of any violation or alleged violation, non-compliance, obligation or liability pursuant to any Environmental Law, or is subject to order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, including, without limitation: (i) any notice of potential responsibility or request for information pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, (“CERCLA”) or any similar Environmental Law; (ii) any agreement, order or decree obligating the Company or any of its Subsidiaries to assume responsibility for the remediation of any condition resulting from the Release, treatment, storage or handling of Hazardous Materials, except for any such notice, order, settlement, judgment, injunction or decree that has been fully and finally adjudicated, withdrawn, settled or otherwise resolved or that would not reasonably be expected to result in liability for the Company or its Subsidiaries in excess of $750,000, individually, or $1,500,000, in the aggregate, or impose any restriction on the Company’s or its Subsidiaries’ respective businesses or operations that would reasonably be expected to cost more than $750,000 to remedy.

(c)                                  During the Company’s period of ownership or lease, there are and have been no material Releases or, to the Company’s knowledge, threatened Releases of Hazardous Materials at, on, or into any real property currently owned or leased by the Company or any of its Subsidiaries that could reasonably be expected to result in liability for the Company or its Subsidiaries in excess of $750,000, individually, or $1,500,000, in the aggregate, or impose any restriction on the Company’s or its Subsidiaries’ respective businesses or operations that would reasonably be expected to cost more than $750,000 to remedy.  To the Company’s knowledge, there are and have been no material Releases or threatened releases of Hazardous Materials at, on, or into any real property, whether or not currently or formerly owned or leased by the

Company or its Subsidiaries, that could reasonably be expected to result in liability for the Company or its Subsidiaries in excess of $750,000, individually, or $1,500,000, in the aggregate, or impose any restriction on the Company’s or its Subsidiaries’ respective businesses or operations that would reasonably be expected to cost more than $750,000 to remedy.

(d)                                 Neither the Company nor any of its Subsidiaries is subject to any pending litigation or proceedings involving a demand for damages or other liability under Environmental Law and, to the Company’s knowledge, (i) no such matter is threatened and (ii) there is no currently existing fact, condition, or circumstance that would reasonably be expected to result in the Company or its Subsidiaries incurring any liability under Environmental Law in excess of $750,000, individually, or $1,500,000, in the aggregate.

(e)                                  Except for the Company Material Contracts set forth on Schedule 2.8(a) or any leases (which the Company has made available to Merger Sub), none of the Company and its Subsidiaries is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or, to the Company’s knowledge, otherwise bound, to any material agreement, contract, obligation or instrument under which the Company or its Subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning compliance with Environmental Laws.

(f)                                    To the knowledge of the Company, there are no Asbestos-containing materials at any of any real property currently owned or leased by the Company or its Subsidiaries other than those that are non-friable and managed in compliance with all applicable Environmental Laws.

(g)                                 The Company has made available to Merger Sub copies of all (i) Material Permits; (ii) material written notices, demands, claims or actions against the Company or the Subsidiaries pursuant to any Environmental Law and (iii) material environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s possession, custody or control with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

2.17                           Intellectual Property.

(a)                                  Each of the Company and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, patents, patent rights, trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, the “Intellectual Property Rights”).  No written claim of any infringement of any Intellectual Property Rights of any third party has been made or asserted against the Company or any of its Subsidiaries in respect of the operation of the business of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has licensed, or otherwise granted, to any third party, any material rights in or to any Intellectual Property Rights.

(b)                                 To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party.

2.18                           Opinion of Financial Advisor.  The Special Committee of the Board of Directors of the Company has received the written opinion, dated April 6, 2005, of Chanin Capital, L.L.C., financial advisor to the Company (the “Financial Advisor”), to the effect that, as of such date, the Merger Consideration to be received in the Merger by the stockholders of the Company other than with respect to Rollover Shares is fair to such stockholders from a financial point of view and a complete copy of which will be delivered to Merger Sub solely for informational purposes, as soon as practicable after the date of this Agreement.

2.19                           Brokers.  No broker, financial advisor or investment banker other than Chanin Capital, L.L.C., is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  Schedule 2.19 sets forth a list of all Persons as of the date hereof to which the Company or any of its Subsidiaries will owe Transaction Expenses as a result of the transactions contemplated by this Agreement.  Except to the extent included as Transaction Expenses, there are no fees, commissions or expenses of legal counsel, accountants or other professional advisors of the Company or any of its Subsidiaries or any other third party based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries incurred in connection with the negotiation, execution and preparation of this Agreement and the consummation of the transaction contemplated hereby.

2.20                           Certain Business Practices.

Neither the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries has:  (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.21                           Affiliate Transactions.

Except as set forth on Schedule 2.21 or in the Company Financial Statements, (i) no director or executive officer of the Company as of the date of this Agreement or member of any such Person’s immediate family or corporation, partnership, trust or other entity controlled by any such Person, (ii) General Electric Capital Corporation or (iii) Aspen Partners- Series A of Aspen Capital Partners, L.P., is currently, or within the last two years has been, a party to any transaction with the Company or any of its Subsidiaries with a value to the Company or such other Person in excess of $60,000 including, without limitation, any Contract (a) providing for the furnishing of services by, (b) providing for the lease or rental of real or personal property from, (c) providing for the borrowing or loaning of money or other property to, or (d) otherwise requiring payments to (other than routine payment to officers and directors or employees of the Company or any of its Subsidiaries of remuneration, provision of benefits, reimbursement of business expenses and other matters typically incident to employment or service as a director), any Person referred to in clause (i), (ii) or (iii) of this sentence.  In addition, except as set forth on Schedule 2.21, to the knowledge of the Company, no such Person has any material interest in any corporation, partnership, trust or other entity that engages in competition with the Company or any of its Subsidiaries with respect to any line of products or services of the Company or any of its Subsidiaries in any market presently served by the Company or any of its Subsidiaries (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market).  Each of the transactions required to be set forth on Schedule 2.21 was entered into on an arms-length basis on terms no less favorable to the Company and its Subsidiaries than those that would apply in a transaction with an unaffiliated third party.

2.22                           Banking Relationships.

Schedule 2.22 sets forth a complete and accurate description of all arrangements that the Company and its Subsidiaries have with any banks, savings and loan associations or other financial institutions providing for any accounts, including, without limitation, checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the Person or Persons authorized to act or sign on behalf of the Company or any of its Subsidiaries in respect of any of the foregoing.  No Person holds any power of attorney or similar authority from the Company or any of its Subsidiaries with respect to such accounts other than pursuant to the Fleet Credit Agreement.

2.23                           Labor Matters.

(a)                                  Schedule 2.23 sets forth a complete list of the Personnel as of December 31, 2004.  The Company has previously provided to Merger Sub a complete list dated March 31, 2005 of the Personnel and their salary or hourly wages and other cash compensation paid by the Company or any of its Subsidiaries for the year ended December 31, 2004.  Neither the Company nor any of its Subsidiaries is a party to, or subject to any collective bargaining agreement with, or a participant in any negotiation of, any labor agreement with respect to its employees with any labor organization, union, work council, group or association and there are no employee unions (nor any other similar labor or employee organizations) under federal or local statutes During the last three years, to the knowledge of the Company, (i) the Company and its Subsidiaries have not experienced any attempt by organized labor or its representatives to make them conform to demands of organized labor relating to their respective employees or to enter into a binding agreement with organized labor that would cover their respective employees and (ii) there are no existing union organizing efforts or representation questions with respect to any employees of the Company or any of its Subsidiaries.

(b)                                 There is no labor strike, slowdown or work stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and in the past five years the Company and its Subsidiaries have not experienced a labor strike, slowdown, or work stoppage.  As of the date hereof, no member of Personnel who is material to the business of the Company or any of its Subsidiaries has notified the Company of any intention to discontinue such Personnel’s employment with the Company or such Subsidiary.

(c)                                  The Company and its Subsidiaries have not within the 180 days immediately preceding the date of this Agreement, effectuated a “plant closing” or “mass layoff”, as defined in the Workers Adjustment and Retraining Notification (“WARN”) Act, or

any analogous U.S. state or U.S. local Law affecting in whole or in part any site of employment, operating unit or employees of the Company or any Subsidiary of the Company, without fully complying with the WARN Act or any analogous U.S. state or U.S. local Law.

2.24                           No Other Agreements to Sell the Assets or Stock of the Company or any of its Subsidiaries.

Other than sales in the ordinary course of the Company’s and its Subsidiaries’ businesses consistent with past practice, and other than in connection with security interests granted by the Company pursuant to the Fleet Credit Agreement or purchase money security interests permitted under the Fleet Credit Agreement or Permitted Liens, neither the Company nor any of its Subsidiaries has an obligation of any kind or nature, absolute or contingent, to any other Person or firm to (a) sell or effect a sale of all or any of its assets, (b) other than the Company Stock Options or pursuant to the terms of the Class B Common Stock or the Series A Convertible Preferred Stock, sell or effect a sale of any equity security of the Company or any of its Subsidiaries, (c) effect any merger, consolidation or other reorganization of, or other business combination involving, the Company or any of its Subsidiaries, or (d) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.

2.25                           Accuracy of Information Furnished.

The information contained in the Proxy Statement, as of the date thereof, will not contain any untrue statement of a material fact, or will omit to state any material fact that is necessary to make the statements contained therein not misleading; provided, however, that this representation does not apply to any information provided to the Company for inclusion in the Proxy Statement by Merger Sub or its Affiliates.

2.26                           Customers and Suppliers.

Schedule 2.26(a) sets forth a complete and accurate list of the 10 largest customers and 10 largest suppliers of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended December 31, 2004; and neither the Company nor any of its Subsidiaries has received a written notice from any of such customers or suppliers stating the intention of such Person to (i) cease doing business with the Company or its Subsidiaries or (ii) change, in a manner materially adverse to the Company, the relationship of such Person with the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries shall have received any notice (written or oral) from the lessors listed on Schedule 2.26(b) alleging that the Company or any of its Subsidiaries is in default or in breach of any of the existing Contracts with such lessors.

2.27                           Rental Fleet; Assets.

(a)                                  Schedule 2.27 sets forth a complete and accurate list of the machinery and equipment included in the Rental Fleet as of March 31, 2005, including, with respect to each item listed on Schedule 2.27, the initial cost, accumulated depreciation and net book value of such item as of such date.

(b)                                 The assets of the Company and its Subsidiaries include all assets necessary to conduct the business of the Company and its Subsidiaries as of the date hereof in all material respects. The assets of the Company and its Subsidiaries (including, without limitation, the Rental Fleet) are in good operating condition and repair in all material respects consistent with industry practice (subject to normal wear and tear).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub hereby represents and warrants to the Company that the statements contained in this Article III are true, complete and correct.

3.1                                 Organization and Qualification.

Merger Sub is a corporation validly existing and in good standing under the Laws of the state of Delaware.  Merger Sub is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.2                                 Authority; Required Filings.

(a)                                  Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby.  The execution and delivery of this Agreement, the performance by Merger Sub of its respective obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Merger Sub, and no other corporate proceedings are necessary, except that the sole stockholder of Merger Sub has not voted the common stock of Merger Sub in favor of approving the Merger and approving and adopting this Agreement.

(b)                                 This Agreement has been duly executed and delivered by Merger Sub and (assuming this Agreement constitutes the valid and binding agreement of the Company)  constitutes a valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to the Equitable Exceptions.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Merger Sub or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for:  (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (v) compliance with the applicable requirements of the HSR Act; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, would not result in a Material Adverse Effect on Merger Sub.

3.3                                 Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

3.4                                 Financing.

Merger Sub (or Odyssey Investment Partners LLC, its Affiliate) has received financing commitments (subject to the terms and conditions set forth therein) (collectively, the “Commitment Letters”)  for funds sufficient to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Merger Sub’s obligations under this Agreement and to pay all other fees and expenses related to the transactions contemplated by this Agreement and payable by them. The Commitment Letters are attached hereto as Schedule 3.4 and Merger Sub has not agreed to (i) any amendment or modification thereof without the prior consent of the Company, or (ii) any termination or release thereof as of the date of this Agreement.

3.5                                 Non-Contravention.  The execution, delivery and performance by Merger Sub of this Agreement does not and will not (a) contravene or conflict with the certificate of incorporation and bylaws of Merger Sub; (b) contravene or conflict with or constitute a violation of any Law applicable to Merger Sub or (c) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or require the consent of or notification to any party under, any Contract to which Merger Sub is a party or by which it or its assets may be bound, except, in the case of clauses (b) or (c) above, for any such conflicts, violations, other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Merger Sub or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

3.6                                 Brokers.  Except as set forth in Schedule 3.6, no broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Sub, and no such Person is entitled to any fee or commission based on the successful consummation of the Merger.

3.7                                 No Outside Reliance.  Merger Sub has not relied on and is not relying on any statement, representation or warranty concerning the Company or any of its Subsidiaries other than those expressly made in this Agreement.

3.8                                 No Share Ownership.  As of the date of this Agreement (and without giving effect hereto or to the Voting Agreement), Merger Sub does not beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Common Stock.

3.9                                 Accuracy of Information Furnished.  Any information provided to the Company by Merger Sub for inclusion in the Proxy Statement, as of the date thereof, will not contain any untrue statement of a material fact, or will omit to state any material fact that is necessary to make the statements contained therein not misleading.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1                                 Conduct of Business Pending the Merger.

(a)                                  The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VII (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Merger Sub shall otherwise consent in writing, each of the Company and each of its Subsidiaries:  (i) shall conduct its business only in the ordinary course of business, consistent with past practice in all material respects and according to the plans and budgets previously provided to Merger Sub; and (ii) shall use their commercially reasonable efforts to preserve intact their business organization, properties and assets, keep available the services of their executive officers and key employees, and maintain satisfactory relationships with material licensors, suppliers, contractors, distributors, customers and others having material business relationships with it.

(b)                                 Without limiting the foregoing, except as expressly permitted or required by this Agreement or as set forth in Section 4.1, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Merger Sub:

(i)                                     amend its certificate of incorporation, bylaws or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(ii)                                  issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries, except for the issuance of shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options or the issuance of Class A Common Stock upon the conversion of Class B Special Common Stock or Series A Convertible Preferred Stock;

(iii)                               redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, other than shares of Class B Special Common Stock or Series A Convertible Preferred Stock acquired upon the conversion of such shares to Class A Common Stock;

(iv)                              sell, transfer or dispose of any assets, except sales of Parts Inventory in the ordinary course of business, and except (A) leases of the Rental Fleet in the ordinary course of business; (B) sales of used Rental Fleet in the ordinary course of business for consideration not to exceed $8,000,000 in the aggregate; (C) sales of new equipment in the ordinary course of business for consideration not to exceed $2,000,000 in the aggregate; (D) disposal of obsolete or damaged equipment in the ordinary course of business with a net book value of not more than $250,000 in the aggregate; and (E) sales of delivery vehicles in the ordinary course of business, for consideration not to exceed $250,000 in the aggregate.

(v)                                 declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(vi)                              split, combine or reclassify any shares of its capital stock or other securities or equity interests;

(vii)                           acquire, form or invest in (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(viii)                        incur any indebtedness for borrowed money (including Funded Debt) or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business pursuant to the Fleet Credit Agreement or purchase money financing arrangements permitted under Section 4.1(b)(ix) and under the Fleet Credit Agreement;

(ix)                                acquire Rental Fleet (through purchase or lease) other than (A) acquisitions of Rental Fleet pursuant to the purchase orders listed on Schedule 2.8(d), (B) acquisitions consistent with the budget attached hereto as part of Schedule 4.1(b)(ix) and (C) additional acquisitions of Rental Fleet for consideration not to exceed $5,000,000 in the aggregate,

(x)                                   authorize or make any new capital expenditure or expenditures other than acquisitions of Rental Fleet, or incur any obligations or liabilities in connection therewith, other than (A) consistent with the plans and budgets previously provided to Merger Sub, (B) which individually is in excess of $200,000 or, in the aggregate, are in excess of $1,000,000 or (C) pursuant to purchase orders listed on Schedule 2.8(d);

(xi)                                except as required to comply with any applicable Law or any contract, agreement or Plan in effect on the date of this Agreement and described on Schedule 2.12(a):  (A) increase the compensation payable to its executive officers or directors, or to employees who earn more than $150,000 in salary; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers or directors; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; (E) hire any employees, independent contractors or consultants having a total salary or severance package that is individually in excess of $150,000; or (F) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other Plan or arrangement for the benefit of any of its directors, officers or employees, except in accordance with the provisions of Section 1.9 of this Agreement and except that the Company and/or its Subsidiaries may establish a cash bonus plan for 2005 for the benefit of branch managers and region management of Rental that is substantially consistent with the cash bonus plan for 2004; provided, however, that this clause (F) shall not limit the ability of the Company and its Subsidiaries to renew insurance policies of the Company or any of its Subsidiaries in compliance with Section 4.1(b)(xviii);

(xii)                             except for the extension of the payment of any of the Company’s or its Subsidiaries’ accounts payable, (A) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) or (B) write up or write down the carrying value of any assets, unless, in each case, required by statutory accounting principles or GAAP, and except for immaterial write-ups or write-downs of the carrying value of any assets in the ordinary course of business;

(xiii)                          create, incur, suffer to exist or assume any Lien, other than Permitted Liens, on any of its material assets;

(xiv)                         other than in the ordinary course of business or as set forth on Schedule 4.1:  (A) enter into any Contract that would be a Company Material Contract; (B) other than with respect to Contracts relating to Funded Debt to the extent necessary, required or advisable in connection with the repayment of Funded Debt at or prior to the Closing, modify, amend or transfer in any material respect or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or (C) enter into any lease with respect to real property;

(xv)                            enter into any Contract with a term of greater than one year or which can reasonably be expected to result in payment obligations by the Company in excess of $1,000,000;

(xvi)                         make any Tax election or settle or compromise any material federal, state or local Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xvii)                      pay, discharge, satisfy or settle any litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of amounts not in excess of $100,000 individually or $500,000 in the aggregate or do not impose any restrictions on the conduct of the business of the Company or any of its Subsidiaries;

(xviii)                   fail to use commercially reasonable efforts to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xix)                           except as permitted by Section 4.1(b)(iv) and (ix), enter into any Contract relating to rental, distribution, sale or marketing by third parties of Rental Fleet, Parts Inventory or other assets; or

(xx)                              authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Subsidiaries of the Company shall not be prohibited from: (i) paying to the Company dividends or other distributions on their capital stock; (ii) making loans or advances to, or paying debt or other obligations owed to, the Company or any other wholly-owned Subsidiary of the Company; or (iii) transferring property or assets to the Company or any wholly-owned Subsidiary of the Company.

4.2                                 No Solicitation of Other Proposals.

(a)                                  Except as expressly permitted by the terms of this Agreement, none of the Company or any of its Subsidiaries shall take (and the Company shall not instruct any of its representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (A) intentionally encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Takeover Proposal, (B) enter into any agreement with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to constitute, any Takeover Proposal; provided, however, that the Company or any of its Subsidiaries may make a copy of this Agreement (which shall not include a copy of the schedules or exhibits hereto), the Company Financial Statements and the Proxy Statement (when available) publicly available, or may furnish or instruct any of their representatives to furnish, a copy of this Agreement (which shall not include a copy of the schedules or exhibits hereto), the Company Financial Statements and the Proxy Statement (when available) to any Person requesting a copy of this Agreement; and provided further, however, if at any time prior to the adoption of this Agreement by the Company’s stockholders the Company receives a bona fide written Takeover Proposal that could reasonably be expected to lead to a Superior Proposal and the Board of Directors of the Company (or any committee thereof) determines in good faith, after consulting with outside counsel, that the failure to do so would otherwise constitute a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable Law, then the Company and its Subsidiaries and their respective directors, officers and representatives may, in response to such Takeover Proposal: (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and to such Person’s representatives), but only if: (1) such Person enters into a confidentiality agreement with the Company not less restrictive as a whole with respect to such Person than the Confidentiality Agreement; and (2) concurrently with the delivery to such Person, the Company delivers to Merger Sub all such information not previously provided to Merger Sub; and (B) participate in discussions and negotiations with such Person (and with such Person’s representatives) regarding such Takeover Proposal.

(b)                                 In addition to the other obligations of the Company set forth in this Section 4.2, promptly after any executive officer or director of the Company becomes aware that any proposal has been received by, any information has been requested from or any discussions or negotiations have been sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Merger Sub of such proposal, request or other contact promptly, and in any event by 5:00 p.m. New York time on the day following receipt of such proposal, request or contact, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Merger Sub fully informed on a prompt basis of any amendments thereto.

(c)                                  Except as permitted by this Section 4.2(c): (i) the Board of Directors of the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Sub, the Company Board Recommendation; (ii) neither the Board of Directors of the Company nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and (iii) neither the Board of Directors of the Company nor any committee thereof shall authorize or cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal (other than a confidentiality agreement as contemplated by Section 4.2(a)).  Notwithstanding the foregoing or any other provision of this Agreement: (A) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, any committee of the Board of Directors of the Company may withdraw or modify its recommendation with respect to this Agreement, and the Board of Directors of the Company (or any committee thereof) may recommend a Superior Proposal, if the Board of Directors of the Company (or such committee) determines in good faith after consulting with counsel, that the failure to make such withdrawal, modification or recommendation would be likely to constitute a breach of its fiduciary duties to its stockholders under applicable Law; and (B) the Board of Directors of the Company (or any committee thereof) may, contemporaneously with the termination of this Agreement pursuant to Section 7.1(f), cause the Company to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal.

(d)                                 Nothing in this Agreement shall prohibit the Board of Directors of the Company (or any committee thereof)  from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (regardless of whether the Company is subject to such rules).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                                 Special Meeting; Proxy Statement; Other Filings.

(a)                                  The Company shall in accordance with applicable Law:

(i)                                     as promptly as practicable after the execution of this Agreement, in accordance with the DGCL and its Certificate of Incorporation and Bylaws, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”);

(ii)                                  subject to Section 4.2(c), the Company shall, through its Board of Directors, make the Company Board Recommendation; and

(b)                             After the date hereof, the Company shall use its commercially reasonable efforts to prepare and mail to the stockholders of the Company, within ten Business Days after the date hereof, in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws, a proxy statement with respect to the Special Meeting (the “Proxy Statement”).  The Proxy Statement shall include, subject to Section 4.2(c), the Company Board Recommendation.  The Proxy Statement shall also include such notice of appraisal rights, dissenters’ rights and other similar rights as may be applicable to the Merger, including any such rights under Section 262 of the DGCL.  The Company shall use its commercially reasonable efforts to hold the Special Meeting no later than twenty-five days from the date of mailing of the Proxy Statement, subject to the Board of Directors’ decision to adjourn or postpone the meeting if the Board of Directors determines in the exercise of its fiduciary duties that such adjournment or postponement is necessary; provided, however, that the Company shall not be obligated to hold the Special Meeting if a temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the Company from holding the Special Meeting, or a proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing is pending, or any action has been taken, or any Law, regulation or order enacted, entered or enforced, which makes holding the Special Meeting as contemplated herein illegal.  The Company shall permit the Merger Sub to review the Proxy Statement, and any supplements or amendments thereto, prior to mailing the Proxy Statement and any supplements or amendments thereto, to the stockholders of the Company, and will incorporate any reasonable comments from Merger Sub pertaining to Merger Sub or its Affiliates prior to mailing.

(c)                                  Immediately following execution of this Agreement, Merger Sub will cause its sole stockholder to approve the Merger and approve and adopt this Agreement.  Merger Sub shall vote, and shall cause its sole stockholder to vote, any shares of the Company beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to vote or cause to be voted, in favor of the approval and adoption of this Agreement and approval of the Merger at the Special Meeting.

5.2                                 Access to Information; Confidentiality.

(a)                                  Subject to applicable Laws relating to access to and the exchange of information: (i) the Company shall, and shall cause its Subsidiaries to, afford to Merger Sub and its representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and representatives; and (ii) the Company shall furnish (or otherwise make available) promptly to Merger Sub, all information concerning its and its Subsidiaries’ business, properties, liabilities and personnel as Merger Sub may reasonably request for the purposes referred to above.

(b)                                 No investigation by Merger Sub or its representatives shall affect any representations, warranties, covenants or agreements of the Company set forth herein or the conditions to the obligations of the Company hereto.

(c)                                  All information obtained by Merger Sub pursuant hereto shall be kept confidential in accordance with the confidentiality agreement, dated as of November 19, 2004, between Odyssey Investment Partners, LLC and the Company (the “Confidentiality Agreement”).

5.3                                 Further Assurances.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable to consummate the Merger and other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party hereto shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law (as defined below) and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use commercially reasonable efforts to: (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding the Merger; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing in this Section 5.3(a) or Section 5.3(b) shall require Merger Sub or its Affiliates to agree to (i) the imposition of conditions by any Governmental Authority, (ii) the requirement by any Governmental Authority of the divestiture of assets or property by either Merger Sub, its Affiliates, the Company or any of its Subsidiaries or (iii) except with respect to filing fees under the HSR Act, the requirement of payment of money by Merger Sub or its Affiliates to a Governmental Authority.

(b)                                 In furtherance and not in limitation of the covenants of the parties contained in Section 5.3(a) (but subject to the last sentence of Section 5.3(a)), in the event that any legal, administrative, arbitral or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or in the event that any Governmental Authority shall otherwise object to any of the transactions contemplated by this Agreement, each of Merger Sub and the Company shall cooperate with each other and use its respective commercially reasonable efforts: (i) to vigorously defend, contest and resist any such proceeding; (ii) to have vacated, lifted, reversed or overturned any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement; and (iii) to resolve objections.

(c)                                  For purposes hereof, “Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d)                                 The Company shall use its commercially reasonable efforts to (i) give (or shall cause its Subsidiaries to give) the notices to third parties, and (ii) obtain (or cause its Subsidiaries to obtain) any third party consents (A) necessary to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule (other than Items 3, 4, 5 and 6 of Schedule 2.3(c), with respect to which the Company shall not be required to take any actions pursuant to this Section 5.3(d)), or (C) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time as a result of the transactions contemplated by this Agreement, other than, in each case, as may be necessary or required in connection with Contracts relating to Funded Debt that will be refinanced or defeased in connection with the Merger, except as required in order to fulfill the closing condition set forth in Section 6.2(h).  In the event that the Company shall fail to obtain any such third party consent, the Company shall use commercially reasonable efforts to minimize any adverse effect upon the Company, its Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent (provided that the foregoing shall not affect any rights of Merger Sub under this Agreement with respect to such failure).

5.4                                 Employee Benefit Matters.

(a)                                  Merger Sub agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a “Continuing Employee”).

(b)                                 Until the first anniversary of the Effective Time, the Surviving Corporation shall provide to Continuing Employees pay (which shall include rates of base salary or wages and annual bonus opportunities), benefits and benefit plans, programs and policies (including severance benefits, medical and welfare plans, but not including stock options or other equity-based compensation awards), which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on December 31, 2004 or as otherwise disclosed to Merger Sub prior to the date of this Agreement; provided that in no event shall the Surviving Corporation be required to provide the Continuing Employees with any compensation or benefits to the extent that the provision of such compensation or benefits could result in costs to the Company or any of its Subsidiaries that are in excess of the cost of providing such compensation or any such benefit in effect on the date hereof.

(c)                                  With respect to each employee benefit plan of the sole stockholder of Merger Sub, or any Affiliate of such Person (“Merger Sub Plan”), in which Continuing Employees subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company and its Subsidiaries (or predecessor employers thereof to the extent the plans of the Company or Rental provides past service credit) shall be treated as service with the Person providing such Merger Sub Plan; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Plan of the Company or its Subsidiaries.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations.  Each Merger Sub Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan of the Company or its Subsidiaries.  Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan of the Company or its Subsidiaries during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Merger Sub Plan for the plan year in which the Effective Time occurs.

(d)                                 Nothing contained in this Section 5.4 shall be deemed to be a commitment of the Surviving Corporation or any of its Subsidiaries to employ any Continuing Employee for any period of time after the Effective Time, and this Section 5.4 shall not be construed to limit the ability of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Continuing Employee at any time after the Effective Time.  In addition, nothing contained in this Section 5.4 shall be deemed to prevent the Surviving Corporation from amending or terminating any benefit plan in accordance with its terms.

(e)                                  The provisions of Section 5.4(a), (b), (c) and (d) are not intended to create rights of third party beneficiaries.

(f)                                    Prior to the Effective Time, the Company shall (a) file a submission with the Internal Revenue Service under the Voluntary Correction Program to correct the Company’s failure to make the proper amount of matching contributions as described in Schedule 2.12(a), and (b) provide the Merger Sub with copies of all related correspondence and filings as reasonably requested by the Merger Sub.

5.5                                 Notification of Certain Matters.

(a)                                  The Company shall give prompt notice to Merger Sub and Merger Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)                                 Each of the Company and Merger Sub shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Merger Sub that relates to the Merger or other transactions contemplated by this Agreement; and (iv) any change that is likely to impair in any material respect the ability of either Merger Sub or the Company to consummate the transactions contemplated by this Agreement.

5.6                                 Public Announcements.  The initial press release or releases with respect to the transactions contemplated by this Agreement, as well as the press release or releases with respect to consummation of such transactions, shall be in the form agreed to by Merger Sub and the Company.  Notwithstanding anything to the contrary in Section 4.2, the press release will indicate that a copy of this Agreement, a copy of the Company Financial Statements and a copy of the Proxy Statement, when available, may be obtained upon written request to the Company. Through the Effective Time, Merger Sub on the one hand, and the Company, on the other hand, shall not, and shall cause their Subsidiaries and Affiliates not to, issue or cause the publication of any other press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other (which consent shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or regulatory requirement.

5.7                                 Indemnification of Directors and Officers.

(a)                                  From and after the Effective Time, until the sixth anniversary thereof, the Surviving Corporation shall indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable Law to, each Person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company’s Certificate of Incorporation as in effect on the date of this Agreement; (ii) the Company’s Bylaws as in effect on the date of this Agreement and (iii) any applicable contract as in effect on the date of this Agreement and listed on Schedule 2.8(a).

(b)                                 Without limiting the provisions of Section 5.7(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall: (i) indemnify and hold harmless each Indemnitee against and from any Indemnified Costs, except to the extent such Indemnified Costs resulted from such Indemnitee’s illegal acts, fraud, gross negligence or willful misconduct; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, the Surviving Corporation shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnities from all liability arising out of such claim, action, suit, proceeding or investigation.  The Parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 5.7 shall apply without limitation to acts or omissions, other than illegal acts, acts of fraud, gross negligence or willful misconduct or alleged acts or omissions, other than illegal acts or acts of fraud, gross negligence or willful misconduct, by the Indemnitees in their capacities as officer, directors or employees, as the case may be.

(c)                                  The Surviving Corporation to provide, for a period of not less than six years after the Effective Time (the “Six-Year Period”), the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”), that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay aggregate premiums for the D&O Insurance for coverage during the entire Six-Year Period (and not per annum) in excess of six times the annual premium currently paid by the Company for such insurance; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.7, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)                                 Each Indemnitee, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 5.7 and may specifically enforce its terms.

(e)                                  In the event that the Surviving Corporation or any of its successors or assigns (with respect to substantially all of the assets of the Surviving Corporation) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (with respect to substantially all of the assets of the Surviving Corporation) of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.7.

5.8                                 Funding.

(a)                                  Merger Sub hereby covenants that it will use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable to consummate the financing contemplated by the Commitment Letters or, with respect to the debt financing covered by the Commitment Letters, any other debt financing that Merger Sub determines in its sole discretion to pursue in lieu of any portion of the debt financing contemplated by the Commitment Letters (provided that Merger Sub shall not release any party to such Commitment Letters from their respective obligations to provide the debt financing contemplated by the Commitment Letters in accordance with the terms thereof if such other debt financing is not available).  Notwithstanding the foregoing, Merger Sub and the Company hereby agree that Merger Sub shall not be required by the terms of this Agreement to (i) deliver a complete printed preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum described in paragraph 9 of Exhibit C to the Commitment Letter listed on Part B of Schedule 3.4 or (ii) begin road shows or meetings to market and syndicate the financing contemplated by the Commitment Letters listed on Parts A and B of Schedule 3.4, until this Agreement is adopted by the Company’s stockholders.   Merger Sub will use commercially reasonable efforts to take the actions contemplated by clauses (i) and (ii) of the previous sentence as soon as reasonably practicable after this Agreement is adopted by the Company’s stockholders; and Merger Sub and the Company will each use their commercially reasonable efforts so that Merger Sub will be able to take such actions as soon as reasonably practicable after this Agreement is adopted by the Company’s stockholders.

(b)                                 Merger Sub shall not, without the prior written consent of the Company, which shall not be unreasonably withheld or delayed, agree to any amendment or modification of the Commitment Letters.

(c)                                  Merger Sub covenants and agrees that the proceeds from the senior secured loans issued pursuant to the Commitment Letter listed on Part A of Schedule 3.4 will only be used to repay the outstanding indebtedness of the Company under the Fleet Credit Agreement.

5.9                                 Rights Agreement; Section 203.

The Company covenants and agrees that it will not, other than as required in connection with the transactions contemplated by this Agreement, (a) redeem the rights of the Company issued pursuant to the Company Rights Agreement (the “Rights”), (b) amend the Company Rights Agreement, (c) take any action, other than as permitted by this Agreement, which would allow any person (as defined in the Company Rights Agreement) other than Merger Sub or its Affiliates or any Person who already beneficially owns 15% or more of the outstanding shares of Company Common Stock as of the date hereof to acquire beneficial ownership (for purposes of this Section 5.8, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur or (d) waive any provision of Section 203 of the DGCL that would apply to the acquisition by any Person other than Merger Sub or its Affiliates of beneficial ownership of shares of Company Common Stock.

5.10                           Financial Statements.

The Company shall provide Merger Sub with an unaudited consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations and cashflows of the Company and its Subsidiaries for each calendar month within fifteen days after the end of such calendar month.  Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated on the notes thereto and shall fairly present in all material respects, subject to normal year-end adjustments, the consolidated financial condition of the Company and its Subsidiaries as at the respective dates and the results of operations and cashflows of the Company and its Subsidiaries for the periods therein indicated.

5.11                           Transaction Expenses.

At least two Business Days prior to the Closing Date, the Company shall provide to Merger Sub a true and complete written report setting forth an itemized list of any and all Transaction Expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, together with invoices or other evidence reasonably satisfactory to Merger Sub from persons to whom such Transaction Expenses are owed or have been paid, with respect to all Transaction Expenses owed or paid to such Persons (the “Transaction Expense Statement”). Expenses set forth in the Transaction Expense Statement shall, to the extent not paid prior to the Closing Date, be paid at Closing or within two Business Days thereafter.

5.12                           Company Option Plans.

Prior to the Effective Time, the Company shall take all commercially reasonable actions necessary or appropriate to ensure that, as of the Effective Time, the Company Option Plans shall terminate (other than any Company Option Plan under which the CEO Option, the Executive Options, if any, or any Company Stock Option that remains outstanding following the Closing in accordance with this Agreement, was issued).

5.13                           Assistance with Financing.

(a)                                  The Company agrees to use its commercially reasonable efforts to, and to cause its Subsidiaries to, cooperate with Merger Sub, Merger Sub’s shareholders,  and the arrangers, lenders and advisors to Merger Sub, in each case in connection with the arrangement of any financing the proceeds of which are to be used to consummate, or otherwise to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings (including direct contact between the Company’s senior management and prospective lenders and investors), due diligence sessions, road shows and rating agency presentations; the preparation of confidential information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses and similar documents; assisting syndication efforts by utilizing the Company’s and its Affiliates’ existing banking and financial relationships; delivery of the Company’s unaudited consolidated financial statements for the three months ended March 31, 2004 and 2005 (which have been subject to a SAS 100 review by the Company’s independent auditors); participation in the preparation of pro forma financial information, projections, financial models and similar financial information; completion of any additional audit work necessary for the Company’s audited financial statements to comply with Regulation S-X promulgated under the Securities Act and applicable rules and regulations promulgated by the Securities and Exchange Commission and otherwise in customary form for an offering of securities registered on Form S-1 under the Securities Act; participation in the negotiation of any commitment letters, underwriting or placement agreements, indentures, supplemental indentures, loan agreements, escrow and security agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Surviving Corporation and its Subsidiaries with respect to solvency matters; and delivery of comfort letters of accountants as may be reasonably requested by Merger Sub.  The Company will use its commercially reasonable efforts to cause its independent auditors and former independent auditors to (i) cooperate in connection with any such financing; (ii) deliver customary comfort letters and bring-down comfort letters, in each case, in accordance with SAS 72 and (iii) cooperate in due diligence and drafting sessions with arrangers, underwriters, initial purchasers and/or placement agents in connection with any such financing.  The Company will use its commercially reasonable efforts to assist Merger Sub in satisfying all of the conditions to the financing contemplated by the Commitment Letters.

(b)                                 The Company shall cooperate with any reasonable requests of Merger Sub related to the recording of the transaction contemplated hereby as a recapitalization for financial reporting purposes, including, without limitation, to include appropriate disclosure with regard to such recording in all mailings to stockholders by the Company describing the transactions contemplated hereby.

5.14                           Defeasance and Redemption of Senior Subordinated Notes

(a)           The Company agrees to use its commercially reasonable efforts to, and to cause its Subsidiaries to, cooperate with Merger Sub, Merger Sub’s shareholders, and the arrangers, lenders and advisors to Merger Sub, in order for the Surviving Corporation to (i) at or after the Effective Time enter into an irrevocable trust agreement (the “Trust Agreement”) with the trustee under the Senior Subordinated Note Indentures for the benefit of the holders of the Senior Subordinated Notes, and to create such trust deposit accounts and, if applicable, perfected first priority security interests therein for the benefit of the holders of the Senior Subordinated Notes as are required in accordance with the Trust Agreement, (ii) at the Effective Time obtain an opinion of a nationally recognized firm of independent public accountants reasonably satisfactory to Merger Sub (the “Expert”), that the amount to be deposited in the trust is sufficient to pay the principal of, premium, if any and interest on the Senior Subordinated Notes until the redemption date of the Senior Subordinated Notes to be specified by Merger Sub and set forth in a notice of redemption complying with the terms of the Senior Subordinated Note Indentures and delivered to the trustee under the Senior Subordinated Note Indentures and mailed to the holders of the Senior Subordinated Notes on the Closing Date, and (iii) to provide such certificates of officers of the Surviving Corporation and legal opinions as the trustee shall require in accordance with the Senior Subordinated Note Indentures or the Trust Indenture Act of 1939, as amended.  The Company will use its commercially reasonable efforts to (x) ensure that the deposit of funds into the trust pursuant to the Trust Agreement, shall not cause any default or event of default under, or breach or violation of, the Senior Subordinated Note Indentures or other agreement to which the Company or its Subsidiaries is a party (and to which the Surviving Corporation or its Subsidiaries will be party as of the Effective Time) or by which the Company or its Subsidiaries is bound (and to which the Surviving Corporation or its Subsidiaries will be bound as of the Effective Time), and (y) fulfill all other conditions to the legal or covenant defeasance, or satisfaction and discharge, of the Senior Subordinated Notes pursuant to the Senior Subordinated Note Indentures; provided that if the Company or Merger Sub reasonably determines that (x) the deposit of funds into the trust pursuant to the Trust Agreement could reasonably be expected to result in a default, event of default, breach or violation of any such agreement or (y) any other condition to legal or covenant defeasance or satisfaction and discharge is unlikely to be satisfied, then in any such case the Company or Merger Sub shall provide written notice thereof to the other party and the Company shall as promptly as practicable commence a cash tender offer to purchase, subject to Section 1.15, all of the outstanding Senior Subordinated Notes pursuant to the terms and conditions set forth on Schedule 5.14(a).

(b)           The Company agrees to use its commercially reasonable efforts, and to cause its Subsidiaries to, cooperate with Merger Sub, Merger Sub’s shareholders, and the arrangers, lenders and advisors to Merger Sub, in providing notice to the trustee and the holders of the Senior Subordinated Notes in accordance with the terms of the Senior Subordinated Note Indentures providing for the redemption of the Senior Subordinated Notes at any time after the Effective Time specified by Merger Sub.

5.15                           Notice of Exercise.

The Company will notify Merger Sub, J.C. Mas, Jorge Mas and Jose Mas promptly if any optionholder delivers, on or prior to any record date established with respect to the Special Meeting, an exercise notice with respect to options exercisable for Company Common Stock.

ARTICLE VI

CONDITIONS OF MERGER

6.1                                 Conditions to Obligation of Each Party to Effect the Merger.

The obligations of each Party to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable Law:

(a)                                  Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Vote in accordance with the DGCL, this Agreement and the Certificate of Incorporation and Bylaws of the Company at the Special Meeting.

(b)                                 Antitrust.  Any applicable waiting period (including any extension thereof) under the HSR Act, as applicable to transactions contemplated by this Agreement (including the Merger) shall have expired or been terminated, and all approvals under antitrust regulatory filings in any jurisdiction that shall be necessary shall have been obtained.

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law, regulation or order enacted, entered or enforced, which makes the consummation of the Merger as contemplated herein illegal.

(d)                                 Governmental Authority Consents and Approvals.  All material consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect at the Effective Time.

6.2                                 Additional Conditions to Obligations of Merger Sub.

The obligations of Merger Sub to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Merger Sub, in whole or in part, to the extent permitted by applicable Law:

(a)                                  Representations and Warranties.  The representations and warranties of the Company contained herein that are (i) qualified as to materiality or (ii) contained in Section 2.7(a) shall be true and correct, and the remaining representations and warranties of the Company contained herein shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Merger Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c)                                  No Material Adverse Effect.  From and after the date hereof, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d)                                 Dissenters’ Rights.  The time period for the exercise by any stockholder of the Company of any appraisal rights, dissenters’ rights or similar rights applicable as a result of the Merger, including any such rights under Section 262 of the DGCL, shall have expired and the holders of Company Common Stock and Series A Convertible Preferred Stock representing less than seven and a half percent (7.5%) of the sum of (i) the Company Common Stock outstanding and (ii) the Company Common Stock into which the outstanding shares of Series A Convertible Preferred Stock is convertible in accordance with its terms, shall have demanded and perfected their right to an appraisal of the Company Common Stock or Series A Convertible Preferred Stock in accordance with the DGCL and not withdrawn such demand.

(e)                                  Opinion.  Merger Sub shall have received an opinion from Gibson, Dunn & Crutcher LLP, with respect to the matters set forth on Schedule 6.2(e) attached hereto, subject to customary assumptions, limitations and exceptions.

(f)                                    Financing.  Merger Sub (or its Affiliates) shall have obtained an aggregate of $405,000,000 of debt financing on the terms and for the purposes set forth in the term sheets included in each of the Commitment Letters, as such terms may be modified by operation of any so-called “market flex” provisions in the Commitment Letters or any other agreements as in effect on the date hereof that Merger Sub or any of its Affiliates may have with the lenders that executed the Commitment Letters.

(g)                                 Resignations.   Each of the officers of the Company and each of its Subsidiaries requested by Merger Sub and each of the directors of the Company and each of its Subsidiaries shall have been removed or shall have delivered a letter of resignation in form and substance reasonably satisfactory to Merger Sub.

(h)                                 Funded Debt.

(i)                                     The Funded Debt (excluding Capitalized Leases) as of immediately prior to the Closing shall not exceed (A) $229,500,000 plus (B) Permitted Additional Debt.

(ii)                                  The Company shall have delivered to Merger Sub (A) payoff letters or other evidence in form and substance reasonably satisfactory to Merger Sub with respect to all Funded Debt (other than Capitalized Leases) evidencing the satisfaction of all liabilities thereunder upon receipt of the amounts set forth therein and (B) releases in customary forms concurrently with the repayment of obligations giving rise thereto of all Liens with respect to the capital stock, property and assets of the Company or any Subsidiary of the Company, including Liens securing the obligations of the Company under the Fleet Credit Agreement.

(i)                                     FIRPTA.  The Company shall have delivered to Merger Sub an affidavit, dated the Closing Date, stating under the penalty of perjury that the Company is not and has not been a “U.S. real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period described in Section 897 of the Code.

(j)                                     Consents and Approvals.  At least three of the five consents listed on Schedule 6.2(j) shall have been obtained.

(k)                                  Stockholder Arrangements.  The Company shall have delivered evidence in form and substance reasonably satisfactory to Merger Sub that all voting trusts, proxies, stockholders agreements, registration rights agreements or similar agreements relating in each case to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries, other than the Company Rights Agreement, Company Stock Options and Company Option Plans, to which the Company or any of its Subsidiaries is a party and that prior to the Closing have not expired, terminated or been fully performed, all of which are listed on Schedule 6.2(k) shall have been terminated.

(l)                                     Options.  The Company shall have obtained the consent of all holders of Company Stock Options (other than the CEO Option or the Executive Options, if any) to the cancellation of such Company Stock Options in exchange for the payment required by Section 1.9(a) (or without payment from Merger Sub, in the case of Company Stock Options having an exercise price equal to or greater than $9.00), other than the holders of Company Stock Options having an exercise price equal to or greater than $9.00 and exercisable, in the aggregate, for no more than 2,000 shares of Class A Common Stock, provided, however, that none of such holders are party to any written employment agreement with the Company or any of its Subsidiaries.

(m)                               Transaction Expenses.  The Company shall have delivered to Merger Sub the Transaction Expense Statement.

6.3                                 Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable Law:

(a)                                  Representations and Warranties.  The representations and warranties of Merger Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Merger Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of

Merger Sub by the Chief Executive Officer and Chief Financial Officer of Merger Sub to such effect.

(b)                                 Agreements and Covenants.  Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate to such effect signed by the Chief Executive Office and Chief Financial Officer of Merger Sub.

(c)                                  Solvency Opinion.  The Company, for the benefit of its Board of Directors (including any committee of the Board of Directors) and its pre-Merger stockholders, shall have received an opinion letter from Valuation Research Corporation (or other valuation firm reasonably acceptable to the Company and Merger Sub) with respect to the matters set forth on Schedule 6.3(c), in customary form, subject to customary assumptions, limitations and exceptions; provided, however, that the final form of such opinion letter, together with the written presentation referred to in the next sentence, shall provide reasonable assurances as to the correctness of the matters set forth on Schedule 6.3(c).   The Board of Directors or any committee thereof shall have received a written presentation of the information relied upon and analysis prepared by the valuation firm supporting the conclusions set forth in the opinion letter, and shall have had the opportunity to ask questions about assumptions and analysis underlying the opinion letter.

(d)                                 Authorization.  Within 48 hours following execution of this Agreement, the Company shall have received a signed written consent of the sole stockholder of Merger Sub approving the Merger and approving and adopting this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1                                 Termination.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a)                                  by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Merger Sub and the Company;

(b)                                 by either Merger Sub or the Company if the Merger shall not have been consummated on or before the later of (i) June 1, 2005 or (ii) the date (which shall not be later than July 11, 2005) that is the twenty-fifth day following the date of the Special Meeting  (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c)                                  by either Merger Sub or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d)                                 by either Merger Sub or the Company, if, at the Special Meeting (including any adjournment or postponement thereof), the Requisite Stockholder Vote shall not have been obtained;

(e)                                  by Merger Sub, if Merger Sub is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)); (iii) there has occurred a Material Adverse Effect on the Company such that Section 6.2(c) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)); provided, however, that, in each of clauses (i), (ii) and (iii), if such breach or Material Adverse Effect is curable and can reasonably be expected to be cured by the Company by the Outside Date through the exercise of reasonable efforts, Merger Sub may not terminate this Agreement under this Section 7.1(e) for so long as the Company continues to exercise such reasonable efforts;

(f)                                    by the Company following receipt of a Superior Proposal; but only if: (i) prior to such termination, the Company has provided Merger Sub a written notice that describes the material terms of the Superior Proposal and the parties thereto; and (ii) within two Business Days following the delivery of the notice referred to in clause “(i)” of this sentence, Merger Sub does not propose adjustments in the terms and conditions of this Agreement which the Company’s Board of Directors (or any committee thereof) determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company’s stockholders than such Superior Proposal;

(g)                                 by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time the representations and warranties of Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), (ii) there has been a breach on the part of Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (iii) any of the Commitment Letters are no longer in full force and effect such that Section 6.2(f) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)); provided, however, that, in clauses (i), (ii) and (iii), if such breach or lack of financing under the Commitment Letters is curable and can reasonably be expected to be cured by Merger Sub by the Outside Date through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(g) for so long as Merger Sub continues to exercise such reasonable efforts; and

(h)                                 by Merger Sub if (i) the Board of Directors of the Company shall have withdrawn, or adversely modified, or failed upon Merger Sub’s request to reconfirm its recommendation of the adoption of this Agreement (or determined to do so),  (ii) the Board of Directors of the Company shall have determined to recommend to the stockholders of the Company that they approve a Takeover Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal, (iii) a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of 10% or more of the outstanding shares of Company Common Stock, is commenced (other than by Merger Sub or an Affiliate of Merger Sub) and is continuing and the Board of Directors of the Company fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer, or (iv) for any reason the Company fails to hold the Special Meeting by June 1, 2005; provided, however, that if the Company reasonably expects to be able to hold the Special Meeting by June 15, 2005, Merger Sub may not terminate this Agreement prior to June 15, 2005 under this Section 7.1(h)(iv) for so long as the Company continues to exercise reasonable efforts to hold the Special Meeting.

7.2                                 Effect of Termination.  Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.2(c), 7.3 and Article VIII, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

7.3                                 Fees and Expenses.

(a)                                  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.  Notwithstanding the foregoing, all HSR Act and Competition Law filing costs incurred by the parties in connection with the transactions contemplated by this Agreement shall be borne equally by Merger Sub and the Company (it being understood that such filing costs shall not be considered Transaction Expenses or otherwise reduce the Cash Amount).

(b)                                 In the event that (i) (A) a Takeover Proposal has been made to the Company or its stockholders and is not withdrawn, or a Takeover Proposal shall have otherwise become publicly known and is not withdrawn at the time of the Special Meeting, (B) thereafter this Agreement is terminated pursuant to Section 7.1(d) and (C)(1) a Takeover Proposal is consummated within six (6) months of such termination or (2) the Company enters into a definitive agreement with respect to a Takeover Proposal within six (6) months of such termination; (ii) the Agreement is terminated pursuant to Section 7.1(f); (iii) Merger Sub terminates this Agreement pursuant to Section 7.1(h)(i), (ii) or (iii) and either (A) prior to such termination a Takeover Proposal has been made to the Company or its stockholders, or a Takeover Proposal shall have otherwise become publicly known or (B) (1) a Takeover Proposal is consummated within six (6) months of such termination or (2) the Company enters into a definitive agreement with respect to a Takeover Proposal within six (6) months of such termination; or (iv) Merger Sub terminates this Agreement pursuant to Section 7.1(h)(iv) and either (A) prior to such termination a Takeover Proposal has been made to the Company or its stockholders, or a Takeover Proposal shall have otherwise become publicly known, and such Takeover Proposal is not withdrawn at the time of such termination, unless at the time of such termination, a temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the Company from holding the Special Meeting, or a proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing is pending, or any action has been taken, or any Law, regulation or order enacted, entered or enforced, which makes holding the Special Meeting as contemplated herein illegal, or (B)(1) a Takeover Proposal is consummated within six (6) months of such termination or (2) the Company enters into a definitive agreement with respect to a Takeover Proposal within six (6) months of such termination, the Company shall pay to Merger Sub a fee in cash equal to $4,690,000 (the “Termination Fee”), payable by wire transfer of immediately available funds to an account specified by Merger Sub.  The Termination Fee shall be payable (x) in the case of a termination pursuant to Section 7.1(f), immediately prior to such termination, (y) in the case of a termination pursuant to Section 7.1(h), within two Business Days thereafter, if prior to such termination a Takeover Proposal has been made to the Company or its stockholders, or a Takeover Proposal shall have otherwise become publicly known or within two Business Days after the earlier to occur of (A) the date of consummation of a Takeover Proposal within six (6) months of such termination or (B) the date the Company or any Subsidiary of the Company enters into a definitive agreement with respect to a Takeover Proposal within six (6) months of such termination; and (z) in the case of a termination pursuant to Section 7.1(d), no later than two Business Days after the earlier to occur of (A) the date the Company or any Subsidiary of the Company enters into a definitive agreement with respect to a Takeover Proposal or (B) the date any Person or Persons consummates a Takeover Proposal.

(c)                                  The Company and Merger Sub acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Merger Sub and the Company would not enter into this Agreement.

7.4                                 Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which under applicable Law would require further approval by the stockholders of the Company or Merger Sub without such approval.  This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

7.5                                 Waiver.  At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

8.1                                 Survival of Representations and Warranties.

The respective representations and warranties of Merger Sub and the Company contained herein shall terminate upon, and not survive, the Closing.

8.2                                 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

(a)                                  If to Merger Sub:

Iron Merger Sub, Inc.
c/o Odyssey Investment Partners, LLC

21550 Oxnard Street, Suite 570

Woodland Hills, CA 91367

Telecopier: (818) 737-1101
Attention: William F. Hopkins
E-Mail: bhopkins@odysseyinvestment.com

With copies to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000

New York, NY 10022
Telecopier: (212) 751-4864

Attention: Robert Kennedy
E-Mail: Robert.Kennedy@lw.com

(b)                                 If to the Company:

Neff Corp.

3750 N.W. 87th Avenue

Suite 400

Miami, Florida 33178

Attention:  Special Committee of Board of Directors

Steve Schiewe, Chairman
Telecopier: 305 513-4155
E-Mail: steve@ontracadvisors.com

With copies to:

Neff Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, Florida 33178
Telecopier: 305 513-4155
Attention: Juan Carlos Mas, Chief Executive Officer
E-Mail: JCMas@NeffCorp.com

Gibson, Dunn & Crutcher LLP
1050 Connecticut Ave., NW
Washington, DC  20036
Telecopier: 202 467-0539
Attention: Stephen I. Glover
E-Mail:  SIGlover@gibsondunn.com

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Telecopier:  713-238-7356

Attention:  Roy Bertolatus

E-Mail:  Rbertolatus@andrewskurth.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

8.3                                 Interpretation.  When a reference is made in this Agreement to Sections, clauses, Articles or Schedules, such reference shall be to a Section, clauses, Articles or Schedules to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5                                 Entire Agreement.  This Agreement and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

8.6                                 Assignment.  This Agreement shall not be assigned by operation of Law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.7                                 Parties in Interest.  Except as set forth in Section 5.7, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and except as set forth in Section 5.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8                                 Failure or Indulgence Not Waiver.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

8.9                                 Governing Law; Enforcement.  This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the Law of the State of Delaware.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.  In addition, each of the Parties: (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY; (d) consents to service of process by delivery pursuant to Section 8.2 hereof; and (e) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware.

8.10                           No Implied Representations.

Notwithstanding any other provision of this Agreement, Merger Sub acknowledge and agree that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries except as expressly set forth in this Agreement, and Merger Sub is not relying on any information concerning the Company and its Subsidiary except as so expressly set forth in this Agreement.  Without limiting the foregoing, it is further expressly understood and agreed that any projections or estimates that may have been furnished to Merger Sub or their respective Affiliates or advisors are not and shall not be deemed to be representations or warranties of the Company or any other Person.

8.11                           Construction of Certain Provisions.

It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or any schedules or exhibits attached hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item herein or therein in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or therein is or is not material for purposes of this Agreement.

8.12                           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IRON MERGER SUB, INC.

By
Name:
Title:

NEFF CORP.

By
Name:
Title:

[Signature Page to Recapitalization Agreement]

ANNEX I

INDEX TO DEFINED TERMS

“Affiliate” has the meaning set forth in the Definition Section.

“Aggregate Option Exercise Price” has the meaning set forth in the Definition Section.

“Agreement” has the meaning set forth in the preamble.

“Aspen Credit Agreement” has the meaning set forth in the Definition Section.

“Business Day” has the meaning set forth in the Definition Section.

“Capitalized Leases” has the meaning set forth in the Definition Section.

“Cash Amount” has the meaning set forth in the Definition Section.

“CEO Option” has the meaning set forth in the Definition Section.

“CERCLA” has the meaning set forth in Section 2.16(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Class A Common Stock” has the meaning set forth in Section 1.7(a).

“Class B Common Stock” has the meaning set forth in Section 1.7(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Definition Section.

“Commitment Letters” has the meaning set forth in Section 3.4.

“Company” has the meaning set forth in the preamble.

“Company Board Recommendation” has the meaning set forth in the Definition Section.

“Company Certificate” has the meaning set forth in Section 1.7(b).

“Company Common Stock” has the meaning set forth in Section 1.7(a).

“Company Disclosure Schedule” has the meaning set forth in the first paragraph of Article II.

“Company Financial Statements” has the meaning set forth in Section 2.5.

“Company Intellectual Property Rights” has the meaning set forth in Section 2.20(a).

“Company Material Contract” has the meaning set forth in Section 2.8(a).

“Company Option Plans” has the meaning set forth in Section 1.9(a).

“Company Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Rights Agreement” has the meaning set forth in Section 2.4(b).

“Company Stock Options” has the meaning set forth in Section 1.9(a).

“Company’s 2005 Bonus Plan” has the meaning set forth in the Definition Section.

“Competition Law” has the meaning set forth in Section 5.3(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

“Continuing Employee” has the meaning set forth in Section 5.4(a).

“Contract” has the meaning set forth in the Definition Section.

“Debt Offer” has the meaning set forth in Section 5.14(a).

“December 2004 Company Financial Statements”  has the meaning set forth in the Definition Section.

“D&O Insurance” has the meaning set forth in Section 5.7(c).

“DGCL” has the meaning set forth in the preamble.

“DOJ” has the meaning set forth in Section 5.3(a).

“Dissenting Shares” has the meaning set forth in Section 1.14.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” has the meaning set forth in the Definition Section.

“Equitable Exceptions” has the meaning set forth in Section 2.3(b).

“ERISA” has the meaning set forth in the Definition Section.

“ERISA Affiliate” has the meaning set forth in the Definition Section.

“Exchange Act” has the meaning set forth in the Definition Section.

“Executive Options” has the meaning set forth in Section 1.9(c).

“Expert” has the meaning set forth in Section 5.14(a).

“February Balance Sheet” has the meaning set forth in Section 2.5.

“Financial Advisor” has the meaning set forth in Section 2.18.

“Fleet Credit Agreement” has the meaning set forth in the Definition Section.

“FTC” has the meaning set forth in Section 5.3(a).

“Funded Debt” has the meaning set forth in the Definition Section.

“GAAP” has the meaning set forth in Section 2.5.

“Government Contract” has the meaning set forth in the Definition Section.

“Governmental Authority” has the meaning set forth in Section 2.3(d).

“Hazardous Materials” has the meaning set forth in the Definition Section.

“HSR Act” has the meaning set forth in Section 2.3(d).

“Indemnified Costs” has the meaning set forth in the Definition Section.

“Indemnitees” has the meaning set forth in Section 5.7(a).

“Indenture Amendments” has the meaning set forth in Section 5.14(a).

“Insurance Policies” has the meaning set forth in Section 2.14(a).

“Intellectual Property Rights” has the meaning set forth in Section 2.17(a).

“Interim Period” has the meaning set forth in Section 4.1(a).

“knowledge” has the meaning set forth in the Definition Section.

“Laws” has the meaning set forth in the Definition Section.

“Leased Real Property” has the meaning set forth in Section 2.13(a).

“Liens” has the meaning set forth in Section 2.2(e).

“Material Adverse Effect” has the meaning set forth in the Definition Section.

“Material Permit” has the meaning set forth in Section 2.10(a).

“Merger” has the meaning set forth in the preamble.

“Merger Consideration” has the meaning set forth in the Definition Section.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Capitalization” has the meaning set forth in the Definition Section.

“Merger Sub Common Stock” has the meaning set forth in Section 1.10.

“Merger Sub Plan” has the meaning set forth in Section 5.4(c).

“Most Recent Balance Sheet” has the meaning set forth in Section 2.6.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 2.6.

“Offer Documents” has the meaning set forth in Section 5.14(b).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Owned Real Property” has the meaning set forth in Section 2.13(a).

“Partially Diluted Outstanding Company Common Stock” has the meaning set forth in the Definition Section.

“Parts Inventory” has the meaning set forth in the Definition Section.

“Party” or “Parties” has the meaning set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 1.12(a).

“Permitted Additional Debt” has the meaning set forth in the Definition Section.

“Permitted Liens” has the meaning set forth in Section 2.13(a).

“Person” has the meaning set forth in the Definition Section.

“Personnel” has the meaning set forth in the Definition Section.

“Plan” or “Plans” has the meaning set forth in the Definition Section.

“Proxy Statement” has the meaning set forth in Section 5.1(b).

“Release” has the meaning set forth in the Definition Section.

“Rental” has the meaning set forth in the Definition Section.

“Rental Fleet” has the meaning set forth in the Definition Section.

“Requisite Stockholder Vote” has the meaning set forth in Section 2.3(a).

“Returns” has the meaning set forth in Section 2.15(b).

“Rights” has the meaning set forth in Section 5.9.

“Rollover Shares” has the meaning set forth in the Definition Section.

“Securities Act” has the meaning set forth in Section 2.2(g).

“Senior Subordinated Notes” has the meaning set forth in the Definition Section.

“Senior Subordinated Notes Indentures” has the meaning set forth in the Definition Section.

“Series A Convertible Preferred Stock” has the meaning set forth in Section 1.7(a).

“Six-Year Period” has the meaning set forth in Section 5.7(c).

“Special Committee” has the meaning set forth in the Definition Section.

“Special Meeting” has the meaning set forth in Section 5.1(a)(i).

“Subsidiary” has the meaning set forth in the Definition Section.

“Subsidiary Capital Stock” has the meaning set forth in Section 2.2(c).

“Superior Proposal” has the meaning set forth in the Definition Section.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” has the meaning set forth in the Definition Section.

“Tax” has the meaning set forth in the Definition Section.

“Termination Fee” has the meaning set forth in Section 7.3(b).

“Transaction Expense Statement” has the meaning set forth in Section 5.11.

“Transaction Expenses” has the meaning set forth in the Definition Section.

“Trust Agreement” has the meaning set forth in Section 5.14(a).

 “Voting Agreement” has the meaning set forth in the preamble.

“WARN” has the meaning set forth in Section 2.23(c).